Exhibit 99.1

PRO FORMA VALUATION REPORT

NEBS BANCSHARES, INC.

PROPOSED HOLDING COMPANY FOR

ENFIELD FEDERAL SAVINGS AND LOAN

ASSOCIATION

Enfield, Connecticut

Dated as Of:

September 2, 2005

RP Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

September 2, 2005

Board of Directors

Enfield Mutual Holding Company

New England Bancshares, Inc.

Enfield Federal Savings and Loan Association

660 Enfield Street

Enfield, Connecticut 06082

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Reorganization

On July 11, 2005, the respective Boards of Directors of Enfield Federal Savings and Loan Association (the “Association”), New England Bancshares, Inc. (“New England Bancshares” or the “Company”) and Enfield Mutual Holding Company (the “MHC”) adopted the plan of conversion and reorganization. Under the plan of conversion and reorganization, the Association will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of NEBS Bancshares, Inc. (“NEBS Bancshares”), a newly formed Maryland corporation. Current stockholders of New England Bancshares, other than the MHC, will receive shares of NEBS Bancshares common stock in exchange for their shares of New England Bancshares common stock. Following the conversion, the MHC will no longer exist and NEBS Bancshares will be renamed New England Bancshares.

As part of the conversion, NEBS Bancshares will sell shares of common stock in an offering that will represent the ownership interest in New England Bancshares currently owned by the MHC in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent

RP® Financial, LC.

Boards of Directors

September 2, 2005

that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community and the public at large. As of June 30, 2005, the MHC’s ownership interest in New England Bancshares approximated 57.53% and the public stockholders’ ownership interest in New England Bancshares approximated 42.47%.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Association, the MHC and the other parties engaged by the Association or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of New England Bancshares, the Association and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of New England Bancshares, the Association and the MHC that has included a review of audited financial information for fiscal years ended March 31, 2001 through 2005 and interim financial results through June 30, 2005, a review of various unaudited information and internal financial reports through June 30, 2005, and due diligence related discussions with New England Bancshares’ management; Shatswell, MacLeod & Company, P.C., New England Bancshares’ independent auditor; Muldoon Murphy & Aguggia LLP, New England Bancshares’ conversion counsel; and Keefe, Bruyette & Woods, Inc., New England Bancshares’ marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which New England Bancshares operates and have assessed New England Bancshares’ relative strengths and weaknesses. We have monitored all material federal regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on New England Bancshares and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on New England Bancshares’ operating characteristics and financial performance as they relate to the pro forma market value of NEBS Bancshares. We have analyzed the assets held by the MHC, which will be consolidated with New England Bancshares’ assets and equity pursuant to the completion of

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Boards of Directors

September 2, 2005

conversion. We have reviewed the economic and demographic characteristics of the primary market area in which the Company currently operates. We have compared New England Bancshares’ financial performance and condition with selected publicly-traded thrifts and evaluated in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other characteristics such as significant non-recurring gains or losses, proxy litigation or failure to meet minimum regulatory capital requirements.

The Appraisal is based on New England Bancshares’ representation that the information contained in the regulatory applications and additional information furnished to us by New England Bancshares and its independent auditor, legal counsel, marketing advisor and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by New England Bancshares, or its independent auditor, legal counsel, marketing advisor and other authorized agents nor did we independently value the assets or liabilities of New England Bancshares. The valuation considers New England Bancshares only as a going concern and should not be considered as an indication of New England Bancshares’ liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for New England Bancshares and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of New England Bancshares’ stock alone. It is our understanding that there are no current plans for selling control of New England Bancshares following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which New England Bancshares’ common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge and a similar understanding of relevant facts.

Valuation Conclusion

It is our opinion that, as of September 2, 2005, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in New England Bancshares, and (2) exchange

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Boards of Directors

September 2, 2005

shares issued to existing public shareholders of New England Bancshares, was $47,802,640 at the midpoint, equal to 4,780,264 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $27,500,000, equal to 2,750,000 shares at $10.00 per share. The offering range includes a minimum of $23,375,000, equal to 2,337,500 shares at $10.00 per share (85.0% of the midpoint) and a maximum of $31,625,000, equal to 3,162,500 shares at $10.00 per share (115.0% of the midpoint). In the event the appraised value is subject to an increase, the offering range may be increased up to a super range value of $36,368,750, equal to 3,636,875 shares at $10.00 per share, without requiring a resolicitation.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of NEBS Bancshares stock. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in New England Bancshares equal to 42.47% as of June 30, 2005. The exchange ratio to be received by the existing minority shareholders of New England Bancshares will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.7998 shares, 2.1174 shares, 2.4350 shares and 2.8002 shares of newly issued shares of NEBS Bancshares stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and super range of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued NEBS Bancshares shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of NEBS Bancshares immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step offering.

RP® Financial, LC.

Boards of Directors

September 2, 2005

RP® Financial, LC.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition, operations and shares outstanding of New England Bancshares as of June 30, 2005, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of New England Bancshares and the exchange of the public shares for newly issued shares of NEBS Bancshares common stock as a full public company was determined independently by the Boards of Directors of the MHC, New England Bancshares and the Association. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from directly purchasing stock of its financial institution clients.

This valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of New England Bancshares, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of the stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

NEBS BANCSHARES, INC.

Enfield, Connecticut

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion and Reorganization		1.2
Strategic Overview		1.2
Balance Sheet Trends		1.5
Income and Expense Trends		1.9
Interest Rate Risk Management		1.13
Lending Activities and Strategy		1.14
Asset Quality		1.17
Funding Composition and Strategy		1.18
Affiliations		1.19
Legal Proceedings		1.19

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.2
National Economic Factors		2.4
Local Economy		2.8
Market Area Deposit Characteristics		2.10
Competition		2.12

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.12
Interest Rate Risk		3.14
Credit Rate Risk		3.16
Summary		3.16

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TABLE OF CONTENTS

NEBS BANCSHARES, INC.

Enfield, Connecticut

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.1
Valuation Analysis		4.2
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.4
3. Asset Growth		4.6
4. Primary Market Area		4.7
5. Dividends		4.8
6. Liquidity of the Shares		4.9
7. Marketing of the Issue		4.10
A. The Public Market		4.10
B. The New Issue Market		4.15
C. The Acquisition Market		4.17
D. Trading in New England Bancshares’ Stock		4.19
8. Management		4.20
9. Effect of Government Regulation and Regulatory Reform		4.20
Summary of Adjustments		4.21
Valuation Approaches		4.21
1. Price-to-Earnings (“P/E”)		4.23
2. Price-to-Book (“P/B”)		4.25
3. Price-to-Assets (“P/A”)		4.25
Comparison to Recent Conversions		4.25
Valuation Conclusion		4.26
Establishment of the Exchange Ratio		4.27

RP® Financial, LC.

LIST OF TABLES

NEBS BANCSHARES, INC.

Enfield, Connecticut

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10

2.1	Summary Demographic/Economic Information	2.3
2.2	Hartford County Employment Sectors	2.9
2.3	Unemployment Trends	2.10
2.4	Deposit Summary	2.11
2.5	Market Area Deposit Competitors	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.4
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
3.6	Credit Risk Measures and Related Information	3.17

4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.16
4.3	Recent Conversion Market Pricing Comparatives	4.18
4.4	Public Market Pricing	4.24

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Enfield Federal Savings and Loan Association (the “Association”) is a federally-chartered stock saving association headquartered in Enfield, Connecticut. Enfield is located in the north-central part of Connecticut between Hartford, Connecticut and Springfield, Massachusetts. The Association conducts operations through the main office and two other branches in Enfield and five other full service branch offices in Broad Brook, Manchester, Suffield, Windsor Locks and East Windsor. In the fourth quarter of 2005, the Association will move into a new main office that is being built in Enfield. The lease on the current main office and a nearby operations facility expires at the end of 2005. All of the Association’s branches are located in Hartford County, Connecticut. A map of the Bank’s office locations is included as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”) under the Savings Association Insurance Fund (“SAIF”).

New England Bancshares, Inc. (“New England Bancshares” or the “Company”) is a federal corporation formed on June 4, 2002 for the purpose of acquiring all of the common stock of the Association concurrent with its mutual holding company reorganization. As part of the reorganization, New England Bancshares issued 1,127,431 shares of common stock to Enfield Mutual Holding Company (the “MHC”) and sold 922,444 shares of common stock to the public. The shares were sold and issued at a per share value of $10.00. Approximately $6.8 million of the $9.2 million gross proceeds raised in the public offering were contributed to the Association.

On December 12, 2003, the Association acquired Windsor Locks Community Bank, FSL (“Windsor Locks”). The Association and the Company were not required to pay any consideration directly to any affiliated party, including Windsor Locks’ members. However, the Company was required to issue additional shares of common stock to the MHC in an amount equal to the value of Windsor Locks as determined by an independent appraisal, which amounted to 171,355 shares. The acquisition of Windsor Locks was accounted for using the purchase method of accounting. As of June 30, 2005, shares of the Company’s common stock outstanding to the MHC and the public equaled 1,298,786 and 958,865, respectively.

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Plan of Conversion and Reorganization

On July 11, 2005, the respective Boards of Directors of the MHC, the Company and the Association adopted a plan of conversion and reorganization, pursuant to which the organization will convert from the two-tier mutual holding company structure to the full stock holding company structure and undertake a second-step conversion. In the second-step conversion, NEBS Bancshares, Inc. (“NEBS Bancshares”) will sell shares of common stock in an offering that will represent the ownership interest in New England Bancshares currently owned by the MHC. As of June 30, 2005, the MHC’s ownership interest in New England Bancshares approximated 57.53%. NEBS Bancshares will also issue shares of its common stock to the public stockholders of New England Bancshares pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued NEBS Bancshares common stock as owned immediately prior to the conversion. As of June 30, 2005, the public stockholders’ ownership interest in New England Bancshares approximated 42.47%.

Strategic Overview

Historically, New England Bancshares’ operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate, multi-family, construction and commercial business loans. To a lesser extent, the Company’s lending activities include consumer loans. Pursuant to the Company’s business plan, New England Bancshares will continue to emphasize 1-4 family lending, but will also pursue greater diversification into other types of lending. Types of lending diversification that are being emphasized by the Company consist of commercial real estate, commercial business and home equity loans, as a means to increase the yield and decrease the interest rate risk of its loan portfolio.

Investments serve as a supplement to the Company’s lending activities. The intent of the Company’s investment strategy is to provide and maintain liquidity and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investments

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Page 1.3

currently held by the Company are diversified among U.S. Government and agency securities, mortgage-backed securities, municipal bonds, corporate bonds, equity securities, interest-bearing time deposits and FHLB stock. To manage the interest rate risk associated with the investment portfolio, the Company has emphasized investing in securities that have varied maturities and maintaining investments as available for sale.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company. Pursuant to the Company’s business plan, growth of transaction and saving deposits has been emphasized as the primary source of deposit growth and such deposits have been increasing as percent of total deposits. Beyond implementing strategies to emphasize growth of transaction and savings accounts, other factors that have contributed to the growth of lower costing deposits include the acquisition of Windsor Lock’s deposit base and the relatively low interest rate environment that has prevailed in recent years has increased depositor preference in general to hold funds in more liquid transaction and savings accounts. Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. The Company’s use of borrowings has typically been limited to FHLB advances and securities sold under agreement to repurchase (“repurchase agreements”). FHLB advances held by the Company have laddered maturities with fixed rate terms, while the repurchase agreements are short-term retail borrowings.

New England Bancshares’ core earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Company’s operating strategy has provided for a relatively strong net interest margin, which has been supported by increasing the concentration of interest-earning assets maintained in loans and increasing the concentration of deposits maintained in lower costing transaction and savings accounts. The Company’s operating expenses are also viewed as being relatively high and have increased in recent years in connection with the acquisition of Windsor Locks as well as staff additions to support expansion of the retail franchise.

The Company’s current business plan is emphasizing growth of non-interest operating income, which has historically been a limited contributor to earnings. Growth of non-interest operating income is being pursued through increasing fee income realized from services offered by the Company and through growing transaction accounts. The Company has also affiliated

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Page 1.4

with a third party registered broker dealer, which provides another source of non-interest operating income through commissions earned on the sale of non-deposit investment products.

The post-conversion business plan of the Company is expected to continue to focus on products and services which have facilitated New England Bancshares’ recent growth. Specifically, New England Bancshares will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize pursuing further diversification into commercial and home equity loans, as well as expansion and diversification of other products and services.

A key component of the Company’s business plan is to complete a second-step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for growth, including growth through establishing additional branches that will serve to expand the Company’s retail banking franchise. The second-step conversion will also better position the Company to consider possible acquisitions of local thrifts, commercial banks or other financial service providers. As a fully-converted institution, it is contemplated that the ability to offer Company stock as consideration will facilitate increased opportunities to grow through acquisition. The capital realized from the stock offering will increase the Company’s operating flexibility with regard to increasing liquidity to support funding of future loan growth and other interest-earning assets and reduce interest rate risk as the result of reducing the level of interest-bearing liabilities funding assets. The projected use of stock proceeds is highlighted below.

•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, funds at the holding company level are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Association, repurchases of common stock, and the payment of regular and/or special cash dividends.

•	The Association. Approximately 50% of the net conversion proceeds will be infused into the Association. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Association will initially become part of general funds, pending deployment into loans and investment securities.

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Page 1.5

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the fiscal years ended March 31, 2001 through March 31, 2005 and at June 30, 2005. From fiscal year end 2001 through June 30, 2005, New England Bancshares’ assets increased at a 15.1% annual rate, with the strongest growth occurring in fiscal 2004 in connection with the acquisition of Windsor Locks. Over the past five and one-quarter fiscal years asset growth has been primarily sustained by loan growth, which facilitated a shift in the Company’s interest-earning asset composition towards a higher concentration of loans. Loan growth has been funded with a combination of deposits, borrowings and liquidity. A summary of New England Bancshares’s key operating ratios for the past five and one-quarter fiscal years is presented in Exhibit I-3.

New England Bancshares’ loans receivable portfolio increased at a 19.0% annual rate from fiscal year end 2001 through June 30, 2005, with the portfolio exhibiting positive growth throughout the period. The Company’s higher loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 54.0% at fiscal year end 2001 to 62.2% at June 30, 2005. New England Bancshares’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 63.4% of total loans receivable consisted of 1-4 family permanent mortgage loans (inclusive of home equity loans and home equity lines of credit) at June 30, 2005. Trends in the Company’s loan portfolio composition over the past five and one-quarter fiscal years show that loan growth has consisted mostly of 1-4 family permanent mortgage loans, although the concentration of 1-4 family loans comprising total loans declined slightly during the five and one-quarter year period. The concentration of 1-4 family permanent mortgage loans comprising total loans decreased from 77.7% at fiscal year end 2001 to 63.4% at June 30, 2005.

Over the past five and one-quarter fiscal years, commercial real estate and multi-family loans have constituted the most significant area of loan portfolio diversification for the Company, with the level of commercial real estate and multi-family loans comprising total loans increasing from 16.8% at fiscal year end 2001 to 23.1% at June 30, 2005. Most of the growth realized in the Company’s balance of commercial real estate/multi-family loans has been realized in commercial real estate loans, while growth of multi-family loans has been modest and such loans have declined as a percent of total loans during the past five and one-quarter fiscal years.

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Table 1.1

New England Bancshares, Inc.

Historical Balance Sheets

(Amount and Percent of Assets)(1)

	At Fiscal Year End March 31,										At June 30, 2005		Annual Growth Rate
	2001		2002		2003		2004		2005
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$122,939	100.0%	$136,311	100.0%	$161,184	100.0%	$203,168	100.0%	$213,202	100.0%	$223,429	100.0%	15.09%
Cash and cash equivalents	17,759	14.4%	12,472	9.1%	20,963	13.0%	19,679	9.7%	16,544	7.8%	19,665	8.8%	2.43%
Investment securities and time deposits	32,004	26.0%	36,165	26.5%	38,068	23.6%	50,759	25.0%	52,487	24.6%	53,062	23.7%	12.63%
Loans receivable, net	66,372	54.0%	80,468	59.0%	93,581	58.1%	121,404	59.8%	132,557	62.2%	138,891	62.2%	18.98%
FHLB stock	820	0.7%	820	0.6%	820	0.5%	1,008	0.5%	1,126	0.5%	1,416	0.6%	13.72%
Deposits	108,478	88.2%	114,998	84.4%	128,953	80.0%	162,790	80.1%	162,991	76.4%	166,715	74.6%	10.64%
Borrowings	—	0.0%	6,108	4.5%	8,142	5.1%	10,714	5.3%	19,864	9.3%	25,413	11.4%	NM
Equity	13,905	11.3%	14,352	10.5%	23,150	14.4%	27,594	13.6%	28,439	13.3%	28,961	13.0%	18.84%
Full service offices	4		4		6		7		7		7

(1)	Ratios are as a percent of ending assets.

Sources: New England Bancshares’ prospectus, audited and unaudited financial statements and RP Financial calculations.

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Page 1.7

Construction loans have become the second largest area of lending diversification for the Company during the past five and one-quarter fiscal years, increasing from 1.4% of total loans at fiscal year end 2001 to 8.0% of total loans at June 30, 2005. Growth of commercial business loans has been a relatively limited loan growth area for the Company in recent years, with the ratio of commercial business loans as a percentage of total loans increasing from 3.2% at year fiscal year end 2001 to 4.7% at June 30, 2005. Except for home equity loans and home equity lines of credit, which are included in the 1-4 family loan balance, the Company’s consumer lending activities have been limited and at June 30, 2005 consumer loans comprised 0.8% of total loans outstanding.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting New England Bancshares’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-terms. Over the past five and one-quarter fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) has declined from a high of 41.1% of assets at fiscal year end 2001 to a low of 32.9% of assets at fiscal year end 2005. At June 30, 2005 the Company maintained total cash and investments of $74.1 million, equal to 33.2% of assets. At June 30, 2005, the Company’s investment portfolio was diversified among U.S. Government and agency securities ($21.7 million), municipal bonds ($5.6 million), mortgage-backed securities ($12.9 million), corporate bonds ($562,000), marketable equity securities ($6.5 million), interest-bearing time deposits ($5.9 million) and FHLB stock ($1.4 million). To facilitate management of interest rate risk, the Company’s policy is to invest funds in assets with varying maturities and to maintain the portfolio of investment securities as available for sale. As of June 30, 2005, the Company maintained a net unrealized loss of $347,000 on available for sale investments with a fair market value of $47.2 million. The Company also maintained cash and cash equivalents of $19.7 million as of June 30, 2005, which equaled 8.8% of assets. Exhibit I-4 provides historical detail of the Company’s investment portfolio.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s directors. The purpose of the investment is to provide funding for benefit plans of those directors that are covered by the

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Page 1.8

BOLI. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2005, the cash surrender value of the Company’s BOLI equaled $3.9 million.

Over the past five and one-quarter fiscal years, New England Bancshares’ funding needs have been substantially met through retail deposits, internal cash flows and borrowings. From fiscal year end 2001 through June 30, 2005, the Company’s deposits increased at an annual rate of 10.6%. The Company sustained deposit growth throughout the past four and one-quarter fiscal years, although only nominal deposit was recorded during fiscal 2005. Deposit growth did not keep pace with the Company’s asset growth, as total deposits declined from 88.2% of assets at fiscal year end 2001 to 74.6% of assets at June 30, 2005. Deposit growth has been realized through a combination of time deposits and transaction and savings accounts, with transaction and savings accounts increasing at a faster rate than time deposits. At June 30, 2005 transaction and savings accounts equaled 50.4% of total deposits and time deposits equaled 49.6% of total deposits.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings have become a more prominent funding source for the Company during the past five and one-quarter fiscal years, as the Company did not hold any borrowings at fiscal year end 2001. Comparatively, borrowings equaled 11.4% of assets at June 30, 2005. The Company’s use of borrowings has primarily consisted of FHLB advances and, to a lesser extent, repurchase agreements. The Bank held $25.4 million of borrowings at June 30, 2005, which consisted of $21.6 million of FHLB advances and $3.8 million of repurchase agreements.

The Company’s capital increased at an 18.8% annual rate from fiscal year end 2001 through June 30, 2005, reflecting the retention of earnings and capital growth realized from the acquisitions of Windsor Locks. Equity as a percent of assets ranged from a low of 10.5% at fiscal year end 2002 to a high of 14.4% at fiscal year end 2003. At June 30, 2005 the Company maintained total capital of $29.0 million, equal to 13.0% of assets. The Company’s tangible equity-to-assets ratio equaled 12.1% at June 30, 2005, with goodwill and intangibles created by the Windsor Locks acquisition amounting to $1.8 million at June 30, 2005. The Association maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2005.

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The addition of stock proceeds will serve to strengthen the Company’s capital position and competitive posture within its primary market area, as well as possibly support expansion through acquisition. At the same time, as the result of the Company’s relatively high pro forma capital position, New England Bancshares return on equity can be expected to be well below industry averages following its stock offering.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the fiscal years ended March 31, 2001 through March 31, 2005 and for the twelve months ended June 30, 2005. Over the past five and one-quarter fiscal years, the Company’s earnings ranged from a low of 0.41% of average assets in fiscal 2001 to a high of 0.59% of average assets for the twelve months ended June 30, 2005. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income is a less significant contributor to the Company’s core earnings, but has been a recent source of earnings growth. Loan loss provisions have had a varied impact on the Company’s earnings over the past five and one-quarter fiscal years, while over the same time period gains and losses on investments and real estate owned generally have not been significant factors in the Company’s earnings.

New England Bancshares maintained a healthy net interest margin throughout the period shown in Table 1.2, in which the net interest margin trended higher during the past five fiscal years. From fiscal 2001 to fiscal 2005, the Company’s net interest income to average assets ratio increased from 3.00% to 3.46%. The improvement in the Company’s net interest income ratio has been supported by the declining interest rate environment, reflecting the more immediate impact that changes in interest rates have had on the Company’s interest-bearing liabilities as compared to its less rate sensitive interest-earning assets. Implementation of a growth strategy that has provided for an increasing concentration of loans as a percent of assets, greater diversification into higher yielding types of loans and a shift in deposit composition towards a higher concentration of lower cost transaction and savings accounts have also contributed to the increase in the Company’s interest rate spread. Overall, the Company’s interest rate spread increased from 2.92% during fiscal 2001 to 3.57% during fiscal 2005. For the twelve months ended June 30, 2005, the Company’s net interest income to average assets ratio declined slightly

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Table 1.2

New England Bancshares, Inc.

Historical Income Statemetns

(Amount and Percent of Aug. Assets)(1)

	For the Fiscal Year Ended March 31,										For the 12 months Ended 6/30/05
	2001		2002		2003		2004		2005
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$8,110	6.77%	$8,107	6.30%	$8,354	5.55%	$8,772	5.05%	$10,189	4.89%	$10,506	4.85%
Interest Expense	(4,514)	-3.77%	(4,142)	-3.22%	(3,346)	-2.22%	(2,828)	-1.63%	(2,986)	-1.43%	(3,124)	-1.44%

Net Interest Income	$3,596	3.00%	$3,965	3.08%	$5,008	3.32%	$5,944	3.42%	$7,203	3.46%	$7,382	3.41%
Provision for Loan Losses	(194)	-0.16%	(200)	-0.16%	(240)	-0.16%	(240)	-0.14%	(131)	-0.06%	(103)	-0.05%

Net Interest Income after Provisions	$3,402	2.84%	$3,765	2.93%	$4,768	3.17%	$5,704	3.28%	$7,072	3.39%	$7,279	3.36%

Other operating income	$283	0.24%	$342	0.27%	$393	0.26%	$488	0.28%	$761	0.37%	$794	0.37%
Operating Expense	(3,021)	-2.52%	(3,249)	-2.53%	(4,225)	-2.80%	(5,171)	-2.97%	(6,059)	-2.91%	(6,133)	-2.83%

Net Operating Income	$664	0.55%	$858	0.67%	$936	0.62%	$1,021	0.59%	$1,774	0.85%	$1,940	0.90%

Non-Operating Income
Gain(loss)//writedown OREO	($6)	-0.01%	($14)	-0.01%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Net gain(loss) on sale of investments	1	0.00%	104	0.08%	78	0.05%	105	0.06%	44	0.02%	$33	0.02%

Net Non-Operating Income	($5)	0.00%	$90	0.07%	$78	0.05%	$105	0.06%	$44	0.02%	$33	0.02%
Net Income Before Tax	$659	0.55%	$948	0.74%	$1,014	0.67%	$1,126	0.65%	$1,818	0.87%	$1,973	0.91%
Income Taxes	(168)	-0.14%	(292)	-0.23%	(306)	-0.20%	(309)	-0.18%	(630)	-0.30%	(689)	-0.32%

Net Income (Loss)	$491	0.41%	$656	0.51%	$708	0.47%	$817	0.47%	$1,188	0.57%	$1,284	0.59%

Adjusted Earnings
Net Income Before Ext. Items	$491	0.41%	$656	0.51%	$708	0.47%	$817	0.47%	$1,188	0.57%	$1,284	0.59%
Addback: Non-Operating Losses	6	0.01%	14	0.01%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Deduct: Non-Operating Gains	(1)	0.00%	(104)	-0.08%	(78)	-0.05%	(105)	-0.06%	(44)	-0.02%	(33)	-0.02%
Tax Effect Non-Op. Items(2)	(2)	0.00%	36	0.03%	31	0.02%	42	0.02%	18	0.01%	13	0.01%

Adjusted Net Income	$494	0.41%	$602	0.47%	$661	0.44%	$754	0.43%	$1,162	0.56%	$1,264	0.58%

(1)	Ratios are as a percent of average assets.

(2)	Assumes tax rate of 40.20%.

Sources: New England Bancshares’ prospectus, audited and unaudited financial statements and RP Financial calculations.

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to 3.41%, reflecting a slight decrease in the interest income ratio and a slight increase in the interest expense ratio. For the three month period ended June 30, 2005, the Company’s interest rate spread remained at 3.58%. The Company’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Non-interest operating income has generally been a limited contributor to the Company’s earnings, but has increased during recent periods. Fees and service charges earned on deposit accounts constitute the largest source of non-interest operating income for the Company. The increase in non-interest operating income has been mostly realized through growth of service fees on deposit accounts, as the result of growth of transaction accounts. Overall, non-interest operating income increased from 0.24% of average assets during fiscal 2001 to 0.37% of average assets during fiscal 2005 and for the twelve month ended June 30, 2005.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.52% of average assets during fiscal 2001 to a high of 2.97% of average assets during fiscal 2004. The higher operating expense ratio for fiscal 2004 reflects the additional expenses added in connection with the acquisition of Windsor Locks. The Company’s operating expenses continued to increase during fiscal 2005 and for the recent twelve month period, but declined as a percent of average assets to 2.91% during fiscal 2005 and to 2.83% during the twelve months ended June 30, 2005. Compensation expenses have accounted for most of the increase in the Company’s operating expenses during recent periods, which resulted from normal salary increases and staff additions to support the expansion of the Company’s retail franchise. Pursuant to the recent expansion of the Company’s employee base, the Company maintains a relatively high number of employees for its assets size. As of June 30, 2005, the Company’s ratio of assets per full time equivalent employee equaled $3.9 million, versus a comparable ratio of $5.4 million for all publicly-traded thrifts. Over time, it is expected that the increase in operating expenses resulting from adding personnel will be leveraged through implementation of growth strategies facilitated by the staff additions.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2001 have resulted in a stable expense coverage ratio (net interest income divided by operating expenses). The Company’s expense coverage ratio equaled 1.19 times during fiscal 2001, versus a comparable ratio of 1.20 times during the twelve months ended June

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30, 2005. The stability in the Company’s expense coverage ratio was realized through offsetting increases in net interest income and operating expenses. Comparatively, as the result of increases in the Company’s net interest and non-interest operating income ratios, New England Bancshares’ efficiency ratio (defined as operating expenses, net of amortization of goodwill and intangibles, as a percent of the sum of net interest income and non-interest operating income) of 74.9% for the twelve months ended June 30, 2005 was slightly more favorable than the 77.8% efficiency ratio maintained during fiscal 2001.

Loan loss provisions have had a varied impact on the Company’s earnings over the past five and one-quarter fiscal years, with the amount of loan loss provision established based on such factors as loan growth, loan portfolio composition, seasoning of the loan portfolio, trends in non-performing loans, loan charge-offs, past loss experience and economic trends in the Company’s lending area. Over the past five and one-quarter fiscal years, loan loss provisions established by the Company ranged from a high of 0.16% of average assets during fiscal years 2001 through 2003 to a low of 0.05% of average assets for the twelve months ended June 30, 2005. Maintenance of generally favorable measures, including a decline in non-performing assets since fiscal 2004 supported the reduction in loan loss provisions established. As of June 30, 2005, the Company maintained allowance for loan losses of $1.5 million, equal to 312.1% of non-performing loans and 1.06% of net loans receivable. Exhibit I-6 sets forth the Company’s allowance for loan loss activity during the past five and one-quarter fiscal years.

The Company recorded gains from the sale of investment securities throughout past five and one-quarter fiscal years, reflecting ongoing management of the investment portfolio for purposes of enhancing returns and managing interest rate risk. The gains realized from the sale of investments have not been a significant factor in the Company’s earnings, with the largest gains recorded during fiscal years 2002 and 2004 amounting to 0.08% and 0.06% of average assets, respectively. During fiscal years 2001 and 2002, the Company recorded nominal losses on the sale or writedown of real estate owned. Gains and losses realized from the investment portfolio and sale or writedown of real estate owned are not considered to be part of the Company’s core earnings, given the volatile and non-recurring nature of such income.

For the twelve months ended June 30, 2005, the Company’s effective tax rate equaled 34.92%, which approximated the Company’s effective tax rate for fiscal 2005. The Company

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maintains a lower effective tax rate than its marginal tax rate of 40.2%, primarily as the result of tax exempt income earned on some of the Company’s investments.

Interest Rate Risk Management

The Company implements a number of strategies to manage interest rates risk, pursuant to which the Company seeks to maintain an acceptable balance between maximizing yield potential and limiting exposure to changing interest rates. Management of the Company’s interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee (“ALCO”) on a quarterly basis. The Company utilizes interest rate risk reports prepared internally and net portfolio value (“NPV”) reports prepared by the OTS to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income. The OTS analysis, as of June 30, 2005, indicated a 200 basis point instantaneous and sustained rise in interest rates would result in a 12% decline in the NPV (see Exhibit I-7).

The Company manages interest rate risk from the asset size of the balance sheet through maintaining investments as available for sale, diversification into loans that are primarily offered as short-term fixed rate loans or adjustable rate loans with short-term repricing periods and underwriting 1-4 family fixed rate loans to allow for their sale into the secondary market is such a strategy become appropriate. As of June 30, 2005, of the total loans due after June 30, 2006, adjustable rate loans comprised 31.6% of the Company’s loan portfolio (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through strategies such as reducing the interest rate sensitivity of interest-bearing liabilities through match funding loans with fixed rate FHLB advances, emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and offering attractive rates on certain longer term CDs. The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets, thereby, strengthening the Company’s IEA/IBL ratio.

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Lending Activities and Strategy

The Company’s lending activities have traditionally emphasized 1-4 family loans and 1-4 family loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Company includes commercial real estate, multi-family, commercial business, construction and consumer loans. Going forward, the Company’s lending strategy is to pursue further diversification of the loan portfolio, whereby growth of commercial real estate, multi-family and commercial business loans will be emphasized. However, the origination of 1-4 family loans is expected to remain as a significant component of the Company’s lending activities. Growth of the 1- 4 family portfolio may be slowed somewhat in future periods by the sale of a portion of the fixed rate originations, which has not been done by the Company in the past. Over time, it is expected that the Company’s loan portfolio composition will gradually shift towards higher concentrations of commercial real estate/multi-family and commercial business loans. Exhibit I-9 provides historical detail of New England Bancshares’ loan portfolio composition over the past five and one-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2005.

New England Bancshares originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans and the Company’s general philosophy has been to retain all originations for investment, although loans are underwritten so that the may be sold into the secondary market. In the current interest rate environment, the Company’s offerings of 1-4 family mortgage loans have consisted substantially of fixed rate loans with terms ranging from 10 to 30 years. ARM loans offered by the Company include loans with initial repricing terms of one, three, five or ten years and are indexed to Constant Maturity Treasury Bill index of comparable maturities as the initial repricing term. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term. ARM loans are offered for terms of up to 30 years. In the prevailing interest rate environment, the majority of ARM loans originated by the Company have an initial repricing period of five years. As of June 30, 2005, the Company’s 1-4 family loan portfolio totaled $89.2 million or 63.4% of total loans outstanding.

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The 1-4 family loan balance at June 30, 2005 included approximately $10.2 million of home equity loans and home equity lines of credit. Most of the home equity portfolio consists of fixed rate loans with terms up to 15 years. Home equity lines of credit are tied to the prime rate as reported in The Wall Street Journal. The Company will lend up to a maximum LTV ratio of 90.0% of the combined balance of the home equity loan or line of credit and the first lien. A higher interest rate is charged for loans in excess of an 80.0% LTV ratio.

Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, as well as multi-family and commercial real estate properties. The Company’s 1-4 family construction lending activities consist of construction financing for construction/permanent loans as well as speculative loans that are extended to builders. Construction loans on 1-4 family properties are offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. For construction/permanent loans, the construction loan converts to a permanent loan at the end of the construction phase. Speculative loans to builders for the construction of 1-4 family properties are generally limited to one unsold house per builder. Commercial real estate and multi-family construction loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Loans for the construction of commercial real estate and multi-family loans are extended up to a LTV ratio of 80.0% based on the lesser of the appraised value of the property or cost of construction. Land loans consist substantially of properties that will be used for development or residential lots. Land loans typically are interest only loans for terms of up to two years. As of June 30, 2005, New England Bancshares’ outstanding balance of construction and land loans totaled $11.3 million or 8.0% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s normal lending territory. Commercial real estate and multi-family loans are typically extended up to a LTV ratio of 80.0% and require a minimum debt-coverage ratio of 1.2 times. Commercial real estate and multi-family loans are offered as fixed or adjustable rate, with terms of up to 25 years. Most of the

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Company’s commercial real estate and multi-family loans are originated as five-year ARM loans, which are indexed to the five-year FHLB Classic Advance Rate. The portfolio of commercial real estate and multi-family loans included a limited number loan participations that were purchased from other lenders in the Company’s market area and are secured by local properties. Properties securing the commercial real and multi-family loan portfolios include hotels, small office buildings, apartment buildings generally with less than 10 units, self storage warehouses and manufacturing facilities. The Company’s largest outstanding commercial real estate loan at June 30, 2005 was a $1.9 million loan secured by a hotel. Growth of the commercial real estate and multi-family loan portfolio is a targeted area of lending growth in the Company’s business plan, in which the Company will continue to emphasize originations of loans in the $500,000 to $1.0 million range secured by local properties. Growth will also be supported by the increase in capital provided by the infusion of stock proceeds, as the Company’s higher capital position will increase its loans-to-one borrower limit and, thereby, provide for increased flexibility with respect to originating larger loans and retaining credits that are currently near the regulatory limit for loans-to-one borrower. As of June 30, 2005, the commercial real estate and multi-family loan portfolio totaled $32.5 million or 23.1% of total loans outstanding.

Diversification into non-mortgage lending consists primarily of commercial business loans and, to a lesser extent, consumer loans. The Company offers commercial business term loans and lines of credit to small and medium sized companies in its market area. Small Business Administration guaranteed loans are also offered by the Company. Commercial business term loans are offered as fixed or variable rate loans, with such loans generally having terms of three or five years. Fixed rate loans are priced off of the comparable term FHLB Amortizing Advance Rate and variable rate loans are tied to the prime rate as published in The Wall Street Journal. Commercial business lending is also a targeted area of lending growth for the Company. As of June 30, 2005, New England Bancshares’ outstanding balance of commercial business loans totaled $6.6 million or 4.7% of total loans outstanding.

Beyond home equity loans and lines of credit, consumer lending has been a minor area of lending diversification for the Company. Auto loans and secured and unsecured personal loans constitute the principal components of the Company’s consumer loan portfolio. Automobile

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loans are offered as fixed rate loans for new or used vehicles with terms of up to 66 months and LTV ratios of up to 90.0% of the lesser of the purchase price or the retail value shown in the NADA Car Guide. Personal loans generally have a fixed rate, a maximum borrowing limitation of $10,000 and a maximum term of four years. Consumer lending is expected to remain as a limited area of lending diversification for the Company. As of June 30, 2005, the Company’s consumer loan portfolio totaled $1.1 million or 0.8% of total loans outstanding.

Exhibit I-11 provides a summary of the Company’s lending activities over the past three and one-quarter fiscal years. There was a healthy increase in the Company’s lending volume from fiscal 2003 to fiscal 2004, with total loans originated increasing from $39.6 million during fiscal 2003 to $52.3 million during fiscal 2004. Originations of 1-4 family loans and construction loans accounted for most of the increase in the Company’s lending volume during fiscal 2004. The Company also added $16.4 million of loans from the Windsor Locks merger during fiscal 2004. Total loans originated during fiscal 2005 decreased slightly to $45.3 million, with increased originations of commercial real estate, construction and commercial business loans being more than offset by decreases in 1-4 family and multi-family loan originations. During fiscal 2005, the Company supplemented loan originations with $1.8 million of loan participations. While total loans originated declined to a slower rate of $10.9 million in the first quarter of fiscal 2005 compared to $12.7 million for the year ago period, loan growth was sustained during the quarter as the pace of loan repayments declined as well. The composition of loan originations during the past three and one-quarter fiscal years reflected 1-4 family loans as the largest source of loan originations (52.6% of total originations), followed by construction loans (23.8% of total originations) and commercial real estate loans (15.5% of total originations).

Asset Quality

The Company’s historical 1-4 family lending emphasis and credit risk management strategies have generally supported favorable credit quality measures during the past five and one-quarter fiscal years. Over the past five and one-quarter fiscal years, New England Bancshares’ balance of non-performing assets ranged from a low of 0.15% of assets at fiscal year ends 2002 and 2003 to a high of 0.76% of assets at fiscal year end 2001. As of June 30, 2005, non-performing assets-to-total assets equaled 0.21%. As shown in Exhibit I-12, the Company’s

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balance of non-performing assets at June 30, 2005 totaled $470,000 and consisted entirely of non-accruing loans, of which $468,000 were secured by 1-4 family properties and the remaining $2,000 consisted of consumer loans.

To track the adequacy of valuation allowances, New England Bancshares has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. The Company reviews delinquent loans monthly and the adequacy of the loan loss provision quarterly. Quarterly loan loss provisions established by the Company are based on a number of factors, including the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends, local real estate market and economic conditions and regulatory examination results. The Company maintained valuation allowances of $1.5 million at June 30, 2005, equal to 1.06% of net loans receivable and 312.1% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary source of funds and at June 30, 2005 deposits accounted for 86.8% of New England Bancshares’ interest-bearing funding composition. Exhibit I-13 provides historical detail of the Company’s deposit composition for the past two and one-quarter fiscal years. As the result of recent growth, lower cost savings and transaction accounts comprised slightly more than half of the Company’s deposit composition at June 30, 2005. Growth of core deposits has been an area of emphasis by the Company, in which the Company has added core deposit products and services to facilitate development of full service banking relationships with an expanded customer base.

Time deposits comprise the balance of the Company’s deposit composition, with the current time deposit composition reflecting a slightly higher concentration of long-term time deposits (maturities of more than one year). As of June 30, 2005, the Company maintained $82.7 million of time deposits or 49.6% of total deposits and 50.9% of the time deposits had scheduled maturities of more than one year at June 30, 2005 (see Exhibit I-14). Jumbo time deposits (time deposit accounts with balances of $100,000 or more) equaled $15.9 million or 19.3% of total time deposits. The Company does not hold any brokered time deposits. As of

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June 30, 2005, 41.3% of the jumbo time deposits were scheduled to mature in one year or less (see Exhibit I-14).

Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. FHLB advances constitute the primary source of borrowings utilized by the Company, which are supplemented with repurchase agreements. As of June 30, 2005, the Company maintained total borrowings of $25.4 million, which consisted of $21.6 million of FHLB advances with fixed rate laddered maturities and $3.8 million of repurchase agreements. Exhibit I-15 provides detail of the Company’s use of FHLB advances during the past three and one-quarter fiscal years.

Following the stock offering, it is anticipated that the Company’s growth will continue to be funded by a combination of deposits and borrowings. To the extent additional borrowings are required to fund growth, FHLB advances are expected to remain as the primary source of borrowings utilized by the Company.

Affiliations

The Company maintains an affiliation with a third party registered broker-dealer, Infinex Financial Group, which offers a complete range of non-deposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and annuities. The Company receives commission income on the sale of products by the third party registered broker-dealer.

Legal Proceedings

The Company is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Company’s financial condition and results of operations.

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Page 2.1

II. MARKET AREA

Introduction

New England Bancshares serves north-central Connecticut through its main office and two other branches in Enfield and five other full service branch offices in Broad Brook, Manchester, Suffield, Windsor Locks and East Windsor. The Company will consolidate its main office and operations center into a new main office in the fourth quarter of 2005. The new main office is also located in Enfield. Enfield is a largely suburban town centrally located between the cities of Hartford, Connecticut and Springfield, Massachusetts. All of Company’s branches are located in Hartford County. The major portions of the Company’s activities are conducted within markets served by the retail branches and surrounding contiguous markets in north-central Connecticut and along the border of western Massachusetts. Exhibit II-1 provides information for the Company’s office facilities.

Operating in the suburbs of a large metropolitan area, the market for banking services offered by the Company is considered to be highly competitive. The Company’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. The primary market area economy is fairly diversified, with services, finance, insurance and real estate (“FIRE”), wholesale/retail trade, and government constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

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Market Area Demographics

Demographic growth in the Company’s market area has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data presented in Table 2.1. The primary market area served by the Company is densely populated, with Hartford County’s 2005 population of 875,000 representing approximately 25% of Connecticut’s total population. The age distribution measures for Hartford County’s population reflects a slightly higher concentration of senior citizens compared to the Connecticut and U.S. age distribution measures, although, in general, the age distribution of Hartford County’s population was fairly comparable to the U.S. and Connecticut measures. Since 2000 Hartford County has experienced modest population growth, lagging the comparable growth rates indicated for Connecticut and the U.S. Growth in the number of households paralleled the population growth rates, as Hartford County recorded a lower rate of household growth compared to Connecticut and the U.S. Over the next five years, Hartford County’s population and household growth rates are projected to remain behind the comparable projected growth rates for the U.S. and Connecticut.

Median household and per capita income levels in Hartford County are slightly lower than the comparable Connecticut measures, with both Hartford County and Connecticut exhibiting higher income measures compared to the U.S. measures. Household income distribution measures further imply that Hartford County, as well as Connecticut, are relatively affluent markets, with both the County and the State exhibiting higher percentages of households with incomes above $100,000 in comparison to U.S. households. Hartford County’s higher income measures are in part influenced by the higher cost of living that is typically experienced in larger metropolitan areas such as Hartford. Since 2000 Hartford County’s household income has increased at a slightly slower rate relative to the comparable growth rates indicated for Connecticut and the U.S. Over the next five years median household income in Hartford County is projected to increase at a slower rate compared to the first half of this decade and is projected to remain below the comparable projected growth rates for Connecticut and the U.S., which also reflect lower projected growth rates in household income over the next five years.

Overall, the demographic characteristics of the Company’s primary market area facilitate

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Table 2.1

New England Bancshares, Inc.

Summary Demographic/Economic Information

	Year			Growth Rate 2000-05	Growth Rate 2005-2010
	2000	2005	2010
				(%)	(%)
Population(000)
United States	281,422	298,728	317,431	1.5%	1.2%
Connecticut	3,406	3,511	3,627	0.8%	0.7%
Hartford County	857	875	897	0.5%	0.5%

Households(000)
United States	105,480	112,449	119,777	1.6%	1.3%
Connecticut	1,302	1,350	1,401	0.9%	0.7%
Hartford County	335	345	356	0.8%	0.6%

Median Household Income($)
United States	$42,634	$50,198	$59,053	4.2%	3.3%
Connecticut	53,915	63,462	74,938	4.2%	3.4%
Hartford County	50,777	59,492	68,770	4.0%	2.9%

Per Capita Income($)
United States	$21,586	$26,228	$32,206	5.0%	4.2%
Connecticut	28,766	35,311	43,529	5.3%	4.3%
Hartford County	26,047	31,642	38,301	5.0%	3.9%

	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55+ Yrs.
2005 Age Distribution(%)
United States	21.0%	27.0%	29.0%	23.0%
Connecticut	20.0%	24.0%	31.0%	25.0%
Hartford County	20.0%	24.0%	30.0%	26.0%

	Less Than $25,000	$25,000 to 50,000	$50,000 to $100,000	$100,000 to $150,000	Greater than $150,000
2005 HH Income Dist.(%)
United States	23.8%	26.4%	31.2%	11.5%	7.0%
Connecticut	17.9%	21.5%	32.5%	15.9%	12.2%
Hartford County	19.7%	22.9%	32.9%	15.0%	9.6%

Sources: SNL Financial, LC. and ESRI Business Information Solutions.

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a highly competitive banking environment, given the market area’s attractiveness as a large metropolitan area with a relatively affluent population. The relatively limited population growth that has been experienced in Hartford County would also tend to intensify the competitiveness of the local banking environment.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past year, employment data showed a strengthening jobs market for August 2004, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity decelerating, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. However, new home sales bounced back in August, rising 9.4% from July. Third quarter GDP rose at a slower than expected 3.7% annual rate, while lower interest rates supported a 3.5% increase in new home sales for September. Job growth was less than anticipated in September, although the unemployment rate remained unchanged at 5.4%.

High oil prices remained as a constraint on the economy at the beginning of the fourth quarter of 2004, as U.S. manufacturing activity fell to a thirteen month low in October 2004. Consumer confidence also fell in October reflecting concerns over sluggish job growth. However, job growth was strong in October as 337,000 jobs were added, although the national unemployment rate for October ticked up to 5.5% as more people started to look for jobs. Helped by the strong job growth and lower oil prices, consumer confidence rose in November. Notwithstanding the employment gains, the leading economic indicators fell for a fifth straight month in October. Low mortgage rates continued to support strong home sales for October. U.S. job growth for November slowed sharply, although the U.S. unemployment rate for November declined to 5.4%. Economic data at the close of the year generally reflected signs of an improving economy, which included a jump in durable-goods orders in November, the largest increase in December retail sales in five years, December consumer confidence increasing to its best level since the summer and solid job growth reflected in the December employment data

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with the December national unemployment holding steady at 5.4%. Housing starts were also up strongly in December and the leading economic indicators rose in December for the second straight month. However, fourth quarter GDP growth was slower than expected, increasing at a 3.8% annual rate for the quarter.

Economic data for the beginning of the first quarter of 2005 was mixed. The manufacturing sector continued to expand in January 2005 and retail sales continued to be a healthy contributor to the economy in January. While the January 2005 unemployment rate declined to 5.2%, which was its lowest rate since 2001, its was mostly attributable to a decline in the number of people looking for jobs as job growth fell below expectations in January. After gaining 0.3% in December, the index of leading economic indicators slipped 0.3% in January. Retail sales were better-than-expected in February and job growth jumped in February, although the national unemployment rate rose in February to 5.4%. February economic data also showed a rise in durable-goods orders and a surge in new home sales, providing further indications that the economy’s steady growth was continuing. However, despite a decline in the March U.S. unemployment rate to 5.2%, job growth was sluggish in March with the 110,000 jobs added in March marking the smallest gain since last July. While new home sales were unexpectedly strong in March, the economy showed signs of slowing down at the end of the first quarter as indicated by slowing job growth, a drop in consumer confidence and disappointing retail sales.

A sharp drop in initial jobless claims and a report showing a pick-up in manufacturing activity in the mid-Atlantic region suggested that the economy gained momentum at the start of the second quarter of 2005. Job growth was stronger than expected in April, with the April national unemployment rate holding steady at 5.2%. Record new and existing home sales in April, as well as strong increases in April retail sales and durable goods orders, provided further evidence that the economy had recovered from the slowdown in March. First quarter GDP growth was revised upward from 3.1% to 3.5%, while an accompanying inflation measure remained unrevised. Job growth slowed dramatically in May after surging in April, but the May unemployment rate dipped to 5.1%. Weak auto sales led to a drop in retail sales during May, while manufacturing activity rebounded in May. Sales of new and existing homes remained strong during May, as low interest rates continued to drive the housing market. Orders for durable goods were up strongly in May, as the result of a big jump in demand for commercial

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aircraft. However, excluding the transportation sector, orders for durable goods declined slightly in May. Economic data at the end of the second quarter of 2005 showed signs that the expansion was on firm footing, as indicated by a pick-up in manufacturing activity in June, consumer confidence hitting a three year high in June and first quarter GDP growth was revised upward to a 3.8% annual rate compared to the original estimate of 3.5%. June employment data showed modest job growth, but the national unemployment rate dropped to 5.0%. Consumer spending rose sharply in June, which fueled a surge in retail sales and increased sales of durable goods orders.

Employment data for July 2005 indicated that the U.S. economy was continuing to strengthen, as the July unemployment rate held steady at 5.0% and 207,000 jobs were added in July. Other economic data generally reflected an upbeat picture of economic growth during July and August, although durable-goods orders unexpectedly dropped sharply in July. Sales of new homes remained strong in July and a mid-August reading of the index of leading indicators implied a continuation of moderate growth in the months ahead. The unemployment rate for August dropped to a four year low of 4.9%, as 169,000 jobs were added during the month.

In terms of interest rate trends over the past year, the Federal Reserve raised short-term rates a quarter-point to 1.50% in August 2004 and signaled that more increases were in store for 2004 based on expectations that the slowdown in the economy would only be temporary. Interest rates stabilized from mid-August through mid-September, while higher oil prices and only a modest increase in August consumer prices contributed to a rally in bond prices in mid-September. The bond market reacted favorably to the Federal Reserve’s decision to raise the target rate to 1.75% at its September meeting, with the yield on the 10-year Treasury note edging below 4.0% in late-September. Treasury prices declined slightly at the close of the third quarter, which was largely attributed to profit taking and stronger than expected GDP growth reported for the second quarter.

Weaker than expected employment data for September 2004 and higher oil prices pushed bond yields lower at the start of the fourth quarter, with the yield on the 10-year Treasury note edging back below 4.0% in late-October. Treasury yields increased during early-November, on news of stronger than expected job growth for October and a decline in oil prices to a three week

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low. The Federal Reserve raised the Federal Funds rate a quarter-point to 2.00% as expected at its November meeting, which combined with mixed economic data served to stabilize long-term Treasury yields in mid-November. Lower oil prices and concerns about the weak dollar pushed Treasury prices lower in late-November. In early-December, Treasury bonds rallied on the weaker than expected employment data for November. The positive trend in U.S. Treasuries continued through mid-December, as the Federal Reserve raised its key interest rate target by a quarter-point to 2.25% and indicated that it would continue to raise interest rates at a measured pace based on expectations of moderate economic growth and well contained inflation. Treasury yields moved higher at the close of 2004 on news of a surge in consumer confidence during December.

Treasury yields increased sharply at beginning of 2005 on signs that economic growth was picking up momentum and indications from the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Despite generally favorable economic data, Treasury yields eased lower during mid- and late-January as investors dumped stocks in favor of bonds. The Federal Reserve raised its target interest rate by another quarter-point in early-February and signaled no change in its plan for more increases. The as expected rate increase and January employment data showing lower than expected job growth sparked a rally in long-term Treasury bonds, with the yield on the 10-year Treasury falling below 4.0% in early-February. Long-term Treasury yields moved higher in mid- and late-February on inflation concerns and indications of higher interest rates from the Federal Reserve. The generally strong economic data for February and signals from the Federal Reserve that it was becoming more concerned about inflation sustained the upward trend in interest rates through most of March. As expected, the Federal Reserve concluded its March meeting by raising its target rate to 2.75% from 2.5%. Treasury yields eased lower at the end of March and into early-April, as a key inflation gauge held steady in February and March job growth fell well short of expectations.

The downward trend in long-term Treasury yields generally prevailed through most of April 2005 on signs that the U.S. economy lost steam towards the end of the first quarter. A drop in consumer confidence in April and a weak first quarter GDP report fueled a decline in the 10-year Treasury yield below 4.2% at the end of April and, thus, further narrowed the gap between short- and long-term yields. The Federal Reserved raised the federal funds rate a quarter-point to

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3.0% in early-May and indicated a plan of continued rate increases at a measured pace. The increase in short-term interest rates provided for further flattening of the yield curve, particularly as long-term Treasury yields declined in mid-May. The downward trend in long-term Treasury yields continued through early-June, reflecting increased expectations that the Federal Reserve would stop raising interest rates sooner than expected and weaker than expected job growth in the May employment report. The 10-year Treasury note yield declined to a 14-month low of 3.89% at the beginning of June. Interest rates edged higher in mid-June, as the Federal Reserve indicated that the rate increases would continue. Higher oil prices, a decline in producer prices in May, as well as indications of slower economic growth suggested by a decline in the index of leading indicators for May, served to ease inflation concerns and pushed the yield on the 10-year Treasury note back below 4.0% in late-June. As expected the Federal Reserve raised its target for the federal funds rate by a quarter point to 3.25 % at its late-June meeting and indicated that it would continue with a policy of gradual interest rate hikes.

Economic data showing that the economy was gaining momentum pushed Treasury yields higher at the start of the third quarter of 2005. The decline in Treasury prices became more pronounced in late-July on news that China revalued its currency. Treasury yields continued to climb in early-August, following a strong employment report for July that suggested the economy was continuing to strengthen. As expected, the Federal Reserve concluded its August meeting by increasing its target rate by another quarter-point to 3.5% and indicated plans to continue to raise rates at a measured pace. The yield curve flattened during the second half of August and early-September, as long-term Treasury yields eased lower on expectations that rising oil prices would slow consumer spending. As of September 2, 2005, one- and 10-year U.S. government bonds were yielding 3.67% and 4.03%, respectively, versus comparable year ago yields of 2.02% and 4.20%. Exhibit II-2 provides historical interest rate trends from 1995 through September 2, 2005.

Local Economy

The Company’s primary market area has a fairly diversified local economy and the region serves as the governmental and financial center of Connecticut. As shown in Table 2.2,

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service jobs represent the largest employer in Hartford County, followed by employment in FIRE, wholesale/retail trade and government. Manufacturing jobs also constitute a major source of employment in Hartford County. Insurance companies represent some of the largest employers in Hartford County, as the Hartford County region is commonly referred to as “The Insurance Capitol of the World”. Some of the major insurance firms that are based in Hartford include Aetna, Cigna, The Hartford Financial Services Group, Phoenix Companies and Travelers Property Casualty Corp. Other major employers in Hartford County include United Technologies Corp., Stanley Works, Lego Toys, Hallmark Cards, as well as many regional banks and the Connecticut State Government. Hartford County has experienced relatively modest job growth in recent years, with the most recent data showing that employment in Hartford County declined during the 2000 to 2003 period.

Table 2.2

Hartford County Employment Sectors (1)

Employment Sectors	% of Labor Force
Services	38.9%
Finance/Insurance/Real Estate	14.6
Wholesale/Retail Trade	14.2
Government	11.7
Manufacturing	10.3
Construction	4.7
Transportation and warehousing	2.9
Information	1.9
Other	0.8

100.0%

(1)	As of 2003.

Source: Regional Economic Information System Bureau of Economic Analysis.

Comparative unemployment rates for Hartford County, as well as for the U.S. and Connecticut, are shown in Table 2.3. Hartford County’s May 2005 unemployment rate of 5.8% was higher than the U.S. unemployment rate of 5.1%, as well as the Connecticut unemployment rate of 5.3%. Consistent with the Connecticut unemployment trends, Hartford County’s May

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2005 unemployment rate was higher compared to the year ago rate of 5.7%. Comparatively, there was a notable drop in the U.S. unemployment rate from a year ago.

Table 2.3

Unemployment Trends(1)

Region	May 2004 Unemployment	May 2005 Unemployment
United States	5.8%	5.1%
Connecticut	5.0	5.3
Hartford County	5.7	5.8

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

The Company’s retail deposit base is closely tied to the economic fortunes of Hartford County, where the main office and all branch facilities are located. Table 2.4 displays deposit market trends from June 30, 2001 through June 30, 2004 for the Company, as well as for all commercial bank and savings institution branches located in Hartford County and Connecticut. The data indicates that deposit growth in Hartford County has been positive, although not quite as strong as the overall deposit growth rate posted by all Connecticut banks and thrifts. Consistent with Connecticut, commercial banks maintained a larger market share of deposits than savings institutions in Hartford County. The larger deposit market share maintained by commercial banks was in part supported by their larger branch presence, as commercial bank branches accounted for 55% of the total branches in Hartford County. During the period covered in Table 2.4, commercial bank deposits increased at a 24.7% annual rate in Hartford County compared to deposit shrinkage experienced by thrift institutions at a 16.5 % annual rate. The growth rates indicated for banks and thrift institutions in Hartford County reflects the impact of thrift institutions being acquired by commercial banks, as savings institutions maintained a comparatively larger deposit market share and branch presence in Hartford County at June 30, 2001.

The Company’s $172.2 million of deposits represented a 0.8% market share of the

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Table 2.4

New England Bancshares, Inc.

Deposit Summary

	As of June 30,						Deposit Growth Rate 2001-2004
	2001			2004
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)
State of Connecticut	$60,386,766	100.0%	1,157	$73,841,388	100.0%	1,188	6.9%
Commercial Banks	25,594,085	42.4%	447	42,744,800	57.9%	598	18.6%
Savings Institutions	34,792,681	57.6%	710	31,096,588	42.1%	590	-3.7%

Hartford County	$18,111,485	100.0%	267	$21,497,541	100.0%	274	5.9%
Commercial Banks	8,082,556	44.6%	82	15,655,113	72.8%	150	24.7%
Savings Institutions	10,028,929	55.4%	185	5,842,428	27.2%	124	-16.5%
New England Bancshares	110,268	0.6%	4	172,240	0.8%	7	16.0%

Source: FDIC.

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Hartford County thrift and bank deposits at June 30, 2004. New England Bancshares’ deposits increased at a 16.0% annual rate from June 30, 2001 through June 30, 2004, versus a comparable growth rate of 5.9% for total bank and thrift deposits in Hartford County. New England Bancshares’ stronger deposit growth rate was facilitated by the acquisition of Windsor Locks and the opening of two branches during the three year period. Through the acquisition of Windsor Locks, the Company added one branch and approximately $35 million of deposits.

Competition

The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as offered by New England Bancshares. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.5 lists the Company’s largest competitors in Hartford County, based on deposit market share as noted parenthetically. As of June of June 30, 2004, the Company maintained a 0.8% market share of deposits in Hartford County, which represented the 12th largest market share of deposits in the county.

Table 2.5

New England Bancshares, Inc.

Market Area Deposit Competitors

Location	Name
Hartford County, CT	Bank of America Corporation (41.7%) Webster Financial Corporation (18.1%) BankNorth Group, Inc. (7.8%)

Source: FDIC

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Page 3.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of New England Bancshares’ operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of New England Bancshares is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to New England Bancshares, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 173

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publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since New England Bancshares will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of New England Bancshares. In the selection process, we applied three “screens” to the universe of all public companies:

•	Screen #1. New England institutions with assets between $100 million and $1 billion and a positive return on equity (“ROE”) of less than 15%. Six companies met the criteria for Screen #1 and all six were included in the Peer Group: Central Bancorp of Massachusetts, LSB Corp. of Massachusetts, Hingham Institution for Savings of Massachusetts, MassBank Corp. of Massachusetts, Mayflower Co-Op Bank of Massachusetts and NH Thrift Bancshares of New Hampshire. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•	Screen #2. New York and New Jersey institutions with assets between $100 million and $1 billion and a positive return on equity ratio of less than 15%. Six companies met the criteria for Screen #2 and four were included in the Peer Group: Atlantic Liberty Financial of New York, Elmira Savings Bank of New York, Pamrapo Bancorp, Inc. of New Jersey and Synergy Financial Group of New Jersey. Rome Bancorp of New York was excluded from the Peer Group due to the recency of its conversion, which was completed in April 2005. Carver Bancorp of New York was excluded from the Peer Group due to its unique customer base. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded New Jersey and New York thrifts.

•	Screen #3. Second-step conversion offerings completed since the beginning of 2003 and prior to 2005 with assets between $100 million and $1 billion. Four companies met the criteria for Screen #3 and two were included in the Peer Group. One of the companies was already included in the Peer Group based on the selection criteria for Screen #2: Synergy Financial Group of New Jersey. The second-step conversions added to the Peer Group was Jefferson Bancorp of Tennessee. The second-step conversions excluded from the Peer Group were Bridge Street Financial of New York and Wayne Savings Bancshares of Ohio. Bridge Street was excluded due to its conversion to a commercial bank charter and Wayne Savings Bancshares was excluded due to restructuring charges that resulted in a net loss for the trailing twelve month period analyzed.

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Table 3.1 shows the general characteristics of each of the 11 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and New England Bancshares, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of New England Bancshares’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

A summary description of the key characteristics of each of the Peer Group companies is detailed below.

•	Atlantic Liberty Financial of New York. Selected due to relatively high equity-to-assets ratio, comparable interest-earning asset composition, strong net interest margin, above average level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Central Bancorp of Massachusetts. Selected due to comparable size of branch network, comparable return on assets, above average level of operating expenses, relatively low earnings contribution from non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Elmira Savings Bank of New York. Selected due to comparable size of branch network, comparable interest-earning asset composition, comparable interest-bearing funding composition, strong net interest margin, above average level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Hingham Institution for Savings of Massachusetts. Selected due to comparable size of branch network, relatively low earnings contribution from non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	Jefferson Bancshares, Inc. of Tennessee. Selected due to completion of second-step conversion in July 2003, comparable asset size, relatively high equity-to-assets ratio, strong net interest margin, relatively low earnings contribution from non-interest operating income, relatively low ROE, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	LSB Corp. of Massachusetts. Selected due to comparable size of branch network, comparable return on assets, similar concentration of mortgage-backed securities and 1-4

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[Table 3.1 – Peer Group of Publicly-Traded Thrifts is omitted. It has been filed as a paper filing.]

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family loans in aggregate comprising total assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

•	MassBank Corp. of Massachusetts. Selected due to relatively low earnings contribution from non-interest operating income, similar concentration of mortgage-backed securities and 1-4 family loans in aggregate comprising total assets and favorable credit quality measures.

•	Mayflower Co-op Bank of Massachusetts. Selected due to comparable asset size, strong net interest margin, relatively low earnings contribution from non-interest operating income and favorable credit quality measures.

•	New Hampshire Thrift Bancshares of New Hampshire. Selected due to comparable interest-bearing funding composition, relatively strong net interest margin, lending diversification emphasis on commercial real estate/multi-family loans, comparable degree of lending diversification into higher risk types of loans and favorable credit quality measures.

•	Pamrapo Bancorp of New Jersey. Selected due to comparable size of branch network, comparable interest-earning asset composition, comparable interest-bearing funding composition, strong net interest margin, relatively low earnings contribution from non-interest operating income, lending diversification emphasis on commercial real estate/multi-family loans, comparable degree of lending diversification into higher risk types of loans and favorable credit quality measures.

•	Synergy Financial Group of New Jersey. Selected due to completion of second-step conversion in January 2004, comparable return on assets, relatively low earnings contribution from non-interest operating income, relatively low ROE and favorable credit quality measures.

In aggregate, the Peer Group companies maintain a similar level of capital as the industry average (11.14% of assets versus 11.17% for all public companies), generate higher earnings as a percent of average assets (0.86% ROAA versus 0.73% for all public companies), and generate a slightly higher ROE (8.76% ROE versus 7.61% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were similar to the respective averages for all publicly-traded thrifts.

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	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,745		$530
Market capitalization ($Mil)	$430		$80
Equity/assets (%)	11.17%		11.14%
Return on average assets (%)	0.73		0.86
Return on average equity (%)	7.61		8.76

Pricing Ratios (Averages)(1)
Price/earnings (x)	19.40	x	19.38	x
Price/book (%)	153.49%		147.98%
Price/assets (%)	17.01		16.05

(1)	Based on market prices as of September 2, 2005.

Ideally, the Peer Group companies would be comparable to New England Bancshares in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to New England Bancshares, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for New England Bancshares and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2005, unless indicated otherwise for the Peer Group companies. New England Bancshares’ equity-to-assets ratio of 13.0% was above the Peer Group’s average net worth ratio of 11.1%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 12.2% and 10.9%, respectively, as goodwill and intangibles maintained by the Company and the Peer Group equaled 0.8% and 0.2% of assets, respectively. The Company’s pro forma tangible capital position will increase with the addition of stock proceeds. The increase in New England Bancshares’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that may be realized through leverage and lower funding costs. At the

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[Table 3.2 – Balance Sheet Composition and Growth Rates is omitted. It has been filed as a paper filing.]

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same time, the Company’s higher pro forma capitalization will also result in a lower return on equity. Both the Company’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for New England Bancshares and the Peer Group. New England Bancshares’ loans-to-assets ratio of 62.2% approximated the comparable Peer Group ratio of 62.0%. Comparatively, New England Bancshares’ cash and investments-to-assets ratio of 33.2% was slightly lower than the comparable Peer Group measure of 34.5%. Overall, New England Bancshares’ interest-earning assets amounted to 95.4% of assets, which was slightly below the Peer Group’s ratio of 96.5%.

New England Bancshares’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s. The Company’s deposits equaled 74.6% of assets, which was above the Peer Group average of 69.0%. Comparatively, borrowings accounted for a lower portion of the Company’s interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 11.4% and 19.1% for New England Bancshares and the Peer Group, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 86.0% and 88.1% for New England Bancshares and the Peer Group, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio of 109.5% is slightly lower than the Company’s IEA/IBL ratio of 110.9%. The additional capital realized from stock proceeds should support an increase in New England Bancshares’ IEA/IBL ratio, as the capital realized from New England Bancshares’ stock offering will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company’s and the Peer Group’s annual growth for the twelve months ended June 30, 2005, unless indicated otherwise for the Peer Group companies. New England Bancshares recorded a 6.6% increase in assets, versus asset growth for the Peer Group of 5.1%. Asset growth for the Company was realized through loan growth, which was in part funded a decline in cash and investments. Asset growth for the Peer Group was also realized through loan growth and was in part funded by a decline in cash and investments as well. Following the

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conversion, New England Bancshares growth capacity will be greater than the Peer Group’s, as the result of the increase in leverage capacity that will be provided by the infusion of the net stock proceeds.

Asset growth for the Company was funded with increased utilization of borrowings, which more than doubled during the period and funded a 2.2% decline in deposits as well. Comparatively, deposit growth of 2.6% and an 18.2% increase in borrowings funded the Peer Group’s asset growth. Capital growth rates posted by the Company and the Peer Group equaled 7.0% and 2.8%, respectively. Factors contributing to the Company’s higher capital growth rate included payment of dividends only on the minority shares that are outstanding to the public shareholders and the absence of stock repurchases. Comparatively, despite recording a higher return on assets than the Company, the Peer Group’s capital growth rate was slowed by dividend payments on all shares outstanding as well as stock repurchases implemented by some of the Peer Group companies during the twelve month period. The increase in capital realized from stock proceeds, as well as dividend payments on all shares outstanding and possible stock repurchases, will depress the Company’s capital growth rate following the stock offering.

Income and Expense Components

New England Bancshares and the Peer Group reported net income to average assets ratios of 0.59% and 0.86%, respectively (see Table 3.3), based on earnings for the twelve months ended June 30, 2005, unless indicated otherwise for the Peer Group companies. The Company maintained earnings advantages in the areas of net interest income and net gains, which was more than offset by the Peer Group’s lower level of operating expenses and slightly higher level of non-interest operating income. Loan loss provisions were a comparable factor in the Company’s and the Peer Group’s earnings.

The Company’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group’s higher interest income ratio. The Peer Group’s higher interest income ratio was supported by maintenance of a higher level of interest-earning assets relative to total assets, which was somewhat offset by the Company’s higher yield earned on interest-earning assets (5.43% versus 5.13% for the Peer

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[Table 3.3 – Income as a Percent of Average Assets and Yield Costs, Spreads is omitted. It has been filed as a paper filing.]

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Group). The Company’s lower interest expense ratio was supported by a lower level of interest-bearing liabilities funding assets, as well as a lower cost of funds (1.85% versus 1.98% for the Peer Group). Overall, New England Bancshares and the Peer Group reported net interest income to average assets ratios of 3.41% and 3.22%, respectively.

In another key area of core earnings, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group recorded operating expense to average assets ratios of 2.83% and 2.23%, respectively. The Company’s higher level of operating expenses can in part be attributed to the higher personnel needs that result from a funding composition with comparatively higher and lower concentrations of deposits and borrowings, respectively, relative to the Peer Group’s funding composition, as well as maintenance of a deposit base with a relatively high concentration of transaction and savings accounts. Additionally, the Company has added staff to support implementation of business plan growth strategies. Consistent with the Company’s higher operating expense ratio, New England Bancshares maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.9 million for the Company, versus a comparable measure of $5.4 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company earnings strength was less favorable than the Peer Group’s. Expense coverage ratios posted by New England Bancshares and the Peer Group equaled 1.20x and 1.44x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Sources of non-interest operating income provided a slightly larger contribution to the Peer Group’s earnings, with such income amounting to 0.37% and 0.40% of the Company’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into

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account in comparing the Company’s and the Peer Group’s earnings, New England Bancshares’ efficiency ratio of 73.8% was less favorable than the Peer Group’s efficiency ratio of 61.6%.

Loan loss provisions had a similar impact on New England Bancshares’ and the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.05% and 0.04% of average assets, respectively. The relatively minor impact of loan loss provisions on the Company’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

Gains and losses from the sale of assets had a more favorable impact on the Company’s earnings for the twelve month period shown in Table 3.3, as the Company reported net gains equal to 0.02% of average assets versus a net loss equal to 0.01% of average assets reported by the Peer Group. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which may be considered to be an ongoing activity for an institution particularly during periods of low interest rates, such gains warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

Taxes had a larger impact on the Peer Group’s earnings, as New England Bancshares and the Peer Group posted effective tax rates of 34.92% and 37.38%, respectively.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. The information presented for the Company and the Peer Group reflect data as of June 30, 2005, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Company’s loan portfolio composition reflected a lower concentration in the aggregate of 1-4 family residential mortgage loans and

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[Table 3.4 – Loan Portfolio Composition and Related Information is omitted. It has been filed as a paper filing.]

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mortgage-backed securities (45.7% of assets versus 48.5% for the Peer Group). The Company maintained a higher concentration of 1-4 family loans, which was more than offset by the Peer Group’s higher concentration of mortgage-backed securities. Given the Company’s philosophy of retaining all loan originations for investment, loans serviced for others necessarily represented a more significant off-balance sheet item for the Peer Group. Loans serviced for others equaled 8.1% of the Peer Group’s assets. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (19.6% of assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between construction/land loans (3.5% of assets), commercial business loans (3.0% of assets) and consumer loans (2.5% of assets). The Company’s lending diversification consisted primarily of commercial real estate/multi-family loans (14.5% of assets), followed by construction/land loans (5.0% of assets) and commercial business loans (3.0% of assets). Consumer lending was a minimal of lending diversification for the Company (0.5% of assets). The Peer Group’s more significant diversification into higher risk types of loans translated into a higher risk-weighted assets-to-assets ratio of 59.2%, as compared to the Company’s ratio of 53.5%.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, New England Bancshares’ interest rate risk characteristics were considered to be fairly comparable to the Peer Group’s, as the Company’s higher equity-to-assets ratio was somewhat offset by the Peer Group’s lower level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

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[Table 3.5 – Interest Rate Risk Measures and Net Interest Income Volatility is omitted. It has been filed as a paper filing.]

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To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for New England Bancshares and the Peer Group. In general, there was a slightly greater degree of volatility reflected in the quarterly changes in the Company’s net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5. However, the stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Company’s assets.

Credit Risk

Overall, the Company’s and the Peer Group’s credit risk exposure generally appears to be fairly comparable, based on their comparative ratios for non-performing assets and reserve coverage ratios. As shown in Table 3.6, the Company’s ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.21% of assets, which was slightly above the comparable Peer Group ratio of 0.13%. New England Bancshares’ non-performing loans/loans ratio of 0.34% was also slightly higher than the comparable Peer Group ratio of 0.14%. The Peer Group maintained a higher level of loss reserves as a percent of non-performing loans (451.9% versus 312.1% for the Company), while the Company maintained a higher level of reserves as percent of loans (1.06% versus 0.92% for the Peer Group). The Company recorded a modest net recovery to loan loss provisions, versus a nominal amount of net loan charge-offs recorded by the Peer Group.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of New England Bancshares. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.

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[Table 3.6 – Credit Risk Measures and Related Information is omitted. It has been filed as a paper filing.]

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Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

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The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in New England Bancshares’ operations and financial condition; (2) monitor New England Bancshares’ operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including New England Bancshares’ value, or New England Bancshares’ value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also

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considered the market for thrift stocks, including the market for new issues, to assess the impact on value of New England Bancshares coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets. The relative concentrations of loans and investments comprising interest-earning assets were fairly comparable for the Company and the Peer Group, while the Peer Group’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Peer Group’s asset composition provided for a higher risk weighted assets-to-assets ratio than maintained by the Peer Group. New England Bancshares’ funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Company maintained slightly lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group, which provided for comparable IEA/IBL ratios for the Company and the Peer Group. For valuation purposes, RP Financial concluded that no adjustment was warranted for the Company’s overall asset/liability composition.

•	Credit Quality. The Company and the Peer Group maintained comparable ratios of non-performing assets-to-assets, while the Company’s non-performing loans-to-loans ratio was slightly above the Peer Group’s ratio. Loss reserves maintained as a percent of non-performing loans were higher for the Peer Group, while the Company maintained slightly higher reserves as a percent of loans. As noted above, the Peer Group maintained a higher risk weighted assets-to-assets ratio than the Peer Group. For valuation purposes, RP Financial concluded that no adjustment was warranted for the Company’s overall asset/liability composition.

•

Balance Sheet Liquidity. The Company operated with a comparable level of cash and investment securities relative to the Peer Group (33.2% of assets versus 34.5% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, in light of the lower level of borrowings maintained by the

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Company. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Company’s balance sheet liquidity.

•	Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with the Company maintaining a higher deposits-to-assets ratio than the Peer Group. Comparatively, the Peer Group’s funding compositions reflected slightly higher utilization of borrowings than the Company. In total, the Company maintained a slightly lower level of interest-bearing liabilities than the Peer Group and the Company’s funding composition provided for a similar cost of funds as indicated for the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company’s capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets. Overall, RP Financial concluded that a slight upward adjustment was warranted for New England Bancshares’ funding composition.

•	Capital. The Company operates with a slightly higher pre-offering capital ratio than the Peer Group, 13.0% and 11.1% of assets, respectively. Accordingly, following the second-step conversion offering, the difference between the Company’s and the Peer Group’s equity-to-assets ratio will become more significant. New England Bancshares’ higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Company’s higher pro forma capital position will depress its return on equity. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Company’s pro forma capital position.

On balance, New England Bancshares’ balance sheet strength was considered to be more favorable than the Peer Group’s, as implied by the slight upward adjustments applied for Company’s balance sheet liquidity, funding composition and capital strength. Accordingly, a slight upward adjustment was determined to be appropriate for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

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•	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.59% of average assets versus 0.86% for the Peer Group). The Company’s lower return was substantially due to higher operating expenses, while a higher net interest margin, higher net gains and a lower effective tax rate represented earnings advantages for New England Bancshares. Loan loss provisions were a fairly comparable factor in the Company’s and the Peer Group’s respective earnings, while non-interest operating income was a slightly larger contributor to the Peer Group’s earnings. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings on an ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the second-step offering (8.0% ESOP and 4.0% RRP). Overall, after factoring in the pro forma impact of the conversion, a slight downward valuation adjustment was applied for New England Bancshares’ reported earnings.

•	Core Earnings. Both the Company’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a higher net interest margin, a slightly lower level of non-interest operating income and a higher operating expense ratio. The Company’s higher net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.20x versus 1.44x for the Peer Group). Similarly, as the result of the Company’s higher level of operating expenses, the Company’s efficiency ratio of 73.8% was less favorable than the Peer Group’s efficiency ratio of 61.6%. Loss provisions had a comparable impact on the Company’s and the Peer Group’s earnings, while the Company’s effective tax rate was slightly lower than the Peer Group’s effective tax rate. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets, indicate that the Peer Group’s core earnings were more favorable than the Company’s and, therefore, a slight downward adjustment was warranted for the Company’s core earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios and level of non-interest earning assets were fairly comparable for the Company and the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that exceed the comparable Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that the Company’s interest rate risk exposure on a pro forma basis was less than the Peer Group’s and a slight upward adjustment was warranted for valuation purposes.

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•	Credit Risk. Loan loss provisions were a comparable factor in the Company’s and the Peer Group’s earnings (0.05% of average assets versus 0.04% for the Peer Group). Other credit risk factors were also fairly comparable for the Company and the Peer Group, in which the implied credit risk associated with their respective earnings was considered to be limited. Overall, RP Financial concluded that no valuation adjustment was warranted for the Company’s earnings credit risk exposure.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company’s historical growth was slightly greater than the Peer Group’s and the Company’s loan growth was slightly above the Peer Group’s. Second, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Lastly, the Company and the Peer Group maintained fairly comparable levels of non-interest operating income, which implies similar earnings growth potential and sustainability of earnings for the Company and the Peer Group during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Company’s earnings growth potential appears to be slightly more favorable than the Peer Group’s, and, thus, we concluded that a slight upward adjustment was warranted for this factor.

•	Return on Equity. Currently, the Company’s return on equity (“ROE”) is lower than the Peer Group’s. Accordingly, with the increase in capital that will be realized from the second-step conversion, which will result in the Company having a significantly higher pro forma capital position than the Peer Group, the Company’s ROE will be well below the comparable averages for the Peer Group and the industry. In view of the lower capital growth rate that will be imposed by New England Bancshares’ lower ROE, we concluded that a moderate downward valuation adjustment was warranted for the Company’s pro forma ROE.

Overall, the upward adjustments applied for the Company’s interest rate risk and earnings growth potential were considered to be more than offset by the downward adjustments applied for the Company’s reported earnings, core earnings and return on equity. Accordingly, on balance, we believe a slight downward adjustment was warranted for this factor.

3.	Asset Growth

New England Bancshares experienced a 6.6% increase in assets during the most recent twelve month period, versus a 5.1% asset growth rate posted by the Peer Group. Asset growth for both the Company and the Peer Group was primarily sustained through higher yielding loan

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growth. The Company will realize a significant increase in its pro forma capital position from the infusion of stock proceeds, which will provide New England Bancshares with greater leverage capacity than currently maintained by the Peer Group. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in the Hartford metropolitan area, the Company faces significant competition for loans and deposits from other financial institutions, many of which are larger, provide a broader array of services and have significantly larger branch networks than maintained by the Company. New England Bancshares’ primary market area for deposits and loans is Hartford County, where all eight of the Company’s branches are located. Hartford County has experienced growth in population and households since 2000, with such growth being slightly less than the comparable Connecticut growth rates. Household and per capita income measures for Hartford County were less than Connecticut measures, reflecting the greater affluence of the southern Connecticut market area.

Overall, the markets served by the Peer Group companies were viewed as being comparable with respect to supporting growth opportunities. Hartford County’s population density and growth were comparable to the Peer Group’s measures. Likewise, the per capita income for the markets served by the Peer Group companies was on average comparable to Hartford County’s per capita income and was also slightly less than their state’s per capita income on average. The average and median deposit market shares maintained by the Peer Group companies were greater than the Company’s market share of deposits in Hartford County. In general, the degree of competition faced by the Peer Group companies was viewed as not as significant as experienced by the Company in Hartford County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed as similar to the growth potential of the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, May 2005 unemployment rates for the majority of the markets served by

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the Peer Group companies were generally lower than comparable unemployment rate reflected for Hartford County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

New England Bancshares, Inc. and the Peer Group Companies (1)

	County	May 2005 Unemployment
New England Bancshares, Inc. - CT	Hartford	5.8%

The Peer Group

Atlantic Liberty Financial – NY	Kings	6.0
Central Bancorp - MA	Middlesex	3.9
Elmira Savings Bank - NY	Chemung	5.3
Hingham Institution for Savings – MA	Plymouth	4.5
Jefferson Bancshares, Inc. – TN	Hamblen	5.9
LSB Corp. - MA	Essex	4.9
MassBank Corp. – MA	Middlesex	3.9
Mayflower Co-operative Bank – MA	Plymouth	4.5
New Hampshire Thrift Bancshares - NH	Sullivan	2.7
Pamrapo Bancorp - NJ	Hudson	4.8
Synergy Financial Group – NJ	Union	4.2

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy pursuant to the second-step offering. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

All 11 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.13% to 4.07%. The average dividend yield on the stocks of the Peer

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Group institutions was 2.61% as of September 2, 2005, representing an average payout ratio of 45.4% of core earnings. As of September 2, 2005, approximately 88% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.19% and an average payout ratio of 33.1% of core earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to the stock offering, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All 11 of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $31.1 million to $150.7 million as of September 2, 2005, with average and median market values of $79.7 million and $74.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.2 million to 12.0 million, with average and median shares outstanding both equaling 4.2 million. The Company’s pro forma market value will be lower than the Peer Group’s average and median market values, while shares outstanding for the Company will be similar to the Peer Group’s average and median shares outstanding. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ National Market System following the conversion. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

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7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as New England Bancshares: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the acquisition market for thrift franchises in Connecticut; and (4) the market for the public stock of New England Bancshares. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The Dow Jones Industrial Average (“DJIA”) moved to a six week high in late-August 2004, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

Stocks rallied at the start of the fourth quarter of 2004, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest

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level of the year in late-October. Lower oil prices reversed the downward trend in stocks at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven-month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. Some favorable economic data, including a strong report on December consumer confidence and a five-month low in new unemployment claims, helped to extend the rally through the end of the year as the DJIA move to a three and one-half year high.

The broader stock market started 2005 in a downward trend, as investors reacted negatively to some disappointing economic data and indications by the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Concerns about slowing profit growth, weaker than expected growth in the fourth quarter of 2004 and the elections in Iraq extended the downward trend through mid-January. After three straight weekly declines, the DJIA edged higher in the last week of January on some upbeat earnings reports and a better than expected consumer confidence index. The positive trend in the broader stock market continued during the first half of February, as the Federal Reserve’s quarter-point rate increase contained no surprises, oil prices declined and January retail sale beat expectations. The broader stock market had an uneven performance during the second half of February, reflecting concerns about inflation, higher oil prices and a weak dollar.

Despite surging oil prices, the DJIA moved back into positive territory for the year in early-March 2005. Strong job growth reflected in the February employment data and better than expected retail sales for February were factors that contributed to the positive move in stocks during the first week of March. Higher oil prices and interest rates pressured stocks lower in mid-March, as rising commodity prices rekindled inflation fears. The downturn in stocks continued going into the second half of March, as stocks were weighed down by news of a record U.S. trade deficit in 2004, General Motors’ warning that earnings would be significantly below an earlier forecast and record high oil prices. Increased expectations of higher interest rates further depressed stocks in late-March, as the Federal Reserve surprised investors by signaling for the first time in more than four years that it was concerned with inflation. As expected, the Federal Reserve concluded its March meeting by raising its target for the federal

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funds rate to 2.75% from 2.5%. After dropping to a two-month low, a decline in oil prices helped lift the DJIA to its biggest one-day gain for the year at the end of March 2005. However, the first quarter of 2005 still showed a decline in the DJIA for the third year in a row.

Weaker-than-expected job growth reflected in the March 2005 employment data pushed stocks lower at the start of the second quarter. Following a brief rally in early-April, the broader stock market moved to a five-month low in mid-April. The sell-off was based on concerns of a slowing U.S. economy, higher inflation and rising oil prices. Comparatively, economic data which showed a decline in initial jobless claims, a pick-up in Mid-Atlantic manufacturing activity and strong new home sales combined with some favorable first quarter earnings reports fueled a sharp rise in the stock market heading into late-April. A stronger-than-expected employment report for April, optimism about interest rates and a big planned purchase of General Motors shares helped to lift stocks in early-May. Gains in the broader stock market generally continued through most of May, as the trade deficit fell sharply in March, oil prices dropped and the economy showed signs of sustaining growth with low inflation. The positive trend in the broader stock market was sustained through the first half of June, fueled by economic data which showed steady growth and mild inflation. After moving to a three-month high in mid-June, stocks declined at the end of the second quarter on continued worries over oil prices, slowing economic growth and the Federal Reserve’s plans for raising interest rates further.

The broader stock market rebounded at the start of the third quarter of 2005, as investors reacted favorably to falling oil prices and job growth reflected in the June employment data. Favorable inflation data for June and some positive third quarter earnings reports sustained the rally into the latter part of July. Stocks posted further gains in early-August on optimism above the economy, corporate profits and interest rates. Concerns that rising oil prices would reduce consumer spending and hurt corporate earnings produced a downward trend in the stock market during the second half of August, with the DJIA posting a 1.5% loss for the month of August. The stock market showed resiliency in aftermath of Hurricane Katrina, as oil prices fell following the Energy Department’s decision to release some of the Strategic Petroleum Reserve. As an indication of the general trends in the nation’s stock markets over the past year, as of September 2, 2005, the DJIA closed at 10447.37 an increase of 1.8% from one year ago and a decline of 3.1% year-to-date, and the NASDAQ closed at 2141.07, an increase of 16.1% from one year ago and a

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decline of 1.6% year-to-date. The Standard & Poors 500 Index closed at 1218.02 on September 2, 2005 an increase of 9.4% from one year ago and an increase of 0.5% year-to-date.

The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August 2004. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter of 2004. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve’s indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues followed the broader market higher in early-December and then declined modestly into a narrow trading range through late-December. The year end rally in the broader stock market provided a slight boost to thrift prices as well.

The market for thrift stocks was mixed at the start of 2005, but, in general, thrift stocks eased lower during January. Fourth quarter earnings for the thrift sector were generally in line with expectations, but concerns about higher interest rates and margin compression hindered thrift stocks throughout most of January. Thrift stocks followed the broader market higher in early-February, but then eased slightly in mid-February as long-term interest rates spiked-up following an unexpected surge in the January 2005 wholesale core inflation rate. Comparatively, tame inflation data reflected in the January consumer price index provided a boost to the thrift

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sector in late-February. Thrift stocks followed the broader market higher in early-March, as long-term interest rates declined slightly. Likewise, thrift stocks declined in conjunction with broader market during mid-March on the spike-up in long-term interest rates and signals from the Federal Reserve that it was becoming more concerned about inflation. Thrift stocks participated in the broader market rally at the close of the first quarter, with the SNL Thrift Index posting a one-day gain of 1.3% compared to a 1.1% gain for the DJIA.

Thrift issues started the second quarter of 2005 trading in a narrow range and then followed the broader market lower in mid-April reflecting concerns that first quarter earnings in the thrift sector would show the negative effects of net interest margin compression resulting from the flattening of the yield curve. Acquisition speculation involving some large thrifts and a strong report on new home sales in March provided a boost to thrift stocks in late-April. Thrift stocks continued to show strength at the beginning of May, as long-term Treasury yields headed higher on news that the U.S. Treasury Department was considering bringing back the 30-year Treasury bond. Surprisingly strong job growth cooled off the thrift rally at the end of the first week of May. Thrift stocks rebounded in mid-May on strength in the broader market and a smaller than expected increase in the April consumer price index, which served to ease inflation concerns. Tame inflation data in the revised first quarter GDP report provided a boost to thrift stocks in late-May 2005. A weak employment report for May 2005 and concerns of an inverted yield curve provided for a mild pull back in thrift issues in early-June. Thrift stocks strengthened in mid-June, which was supported by a decline in the May consumer price index that served to calm inflation fears. Thrift stocks traded in a narrow range at the end of the second quarter, outperforming the broader market as acquisition activity in the financial services sector largely offset factors that were negatively impacting stocks in general such as higher oil prices.

Strength in the broader stock market and some positive second quarter earnings reports in the thrift sector supported a positive trend in thrift stocks at the beginning of the third quarter of 2005. Thrift stocks settled into a narrow trading range in late-July and early-August, as higher short-term interest rates provided for further flattening of the Treasury yield curve. Weakness in the broader market combined with a flatter yield curved pressured thrift stocks lower in mid- and late-August. Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact

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of Hurricane Katrina. On September 2, 2005, the SNL Index for all publicly-traded thrifts closed at 1,593.0, an increase of 6.7% from one year ago and a decline of 0.8% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

After experiencing a softer market in the first quarter of 2005, speculative interest in converting thrifts lessened and the new issue market for converting issues has shown signs of stabilizing in recent months. As shown in Table 4.2, one standard conversion, one second-step conversion and five mutual holding company offerings were completed during the past three months. The second-step conversion offering is considered to be more relevant for our analysis, which was completed by Hudson City Bancorp on June 7, 2005. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Hudson City Bancorp’s $3.9 billion second-step offering was among the largest equity offerings ever completed by a U.S. company, which, along with some

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information				Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases
				Financial Info.		Asset Quality
														Benefit Plans
Institution	ST.	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Mgmt.& Dirs.
				($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)(2)

Standard Conversions
BankFinancial Corp.*	IL	6/24/05	BFIN-NASDAQ	$1,493	6.36%	0.44%	169%	$244.7	100%	132%	1.4%	N.A	N.A	8.0%	4.0%	1.6%

Averages—Standard Conversions:				$1,493	6.36%	0.44%	169%	$244.7	100%	132%	1.4%	N.A.	N.A.	8.0%	4.0%	1.6%
Medians—Standard Conversions:				$1,493	6.36%	0.44%	169%	$244.7	100%	132%	1.4%	N.A.	N.A.	8.0%	4.0%	1.6%

Second Step Conversions
Hudson City Bancorp, Inc.*	NJ	6/7/05	HCBK-NASDAQ	$21,131	7.50%	0.11%	126%	$3,929.8	66%	92%	3.2%	N.A	N.A	4.0%	8.0%	0.4%

Averages—Second Step Conversions:				$21,131	7.50%	0.11%	126%	$3,929.8	66%	92%	3.2%	NA	NA	4.0%	8.0%	0.4%
Medians—Second Step Conversions:				$21,131	7.50%	0.11%	126%	$3,929.8	66%	92%	3.2%	NA	NA	4.0%	8.0%	0.4%

Mutual Holding Company Conversions
Ottawa Savings Bancorp, Inc. (1)	IL	7/14/05	OTTW-OTCBB	$173	6.26%	0.42%	92%	$10.0	45%	86%	9.8%	N.A	N.A	8.7%	4.4%	11.7%
United Financial Bancorp, Inc.*	MA	7/13/05	UBNK-NASDAQ	$796	7.85%	0.49%	152%	$76.7	47%	132%	2.2%	Stk.	4.3%	8.0%	4.2%	2.1%
Heritage Financial Group	GA	6/30/05	HBOS-NASDAQ	$348	11.28%	0.15%	742%	$33.7	30%	132%	3.6%	N.A	N.A	13.1%	6.5%	4.6%
Colonial Bancshares, Inc.*	NJ	6/30/05	COBK-NASDAQ	$296	5.59%	0.05%	686%	$20.8	46%	122%	4.0%	N.A	N.A	8.0%	4.3%	6.3%
North Penn Bancorp, Inc. (1)	PA	6/2/05	NPEN-OTCBB	$93	8.33%	1.46%	69%	$6.4	44%	85%	8.0%	C/S	1.6%/4.4%	8.4%	4.2%	8.9%

Averages—Mutual Holding Company Conversions:				$341	7.86%	0.51%	348%	$29.5	42%	111%	5.5%	NA	NA	9.2%	4.7%	6.7%
Medians—Mutual Holding Company Conversions:				$296	7.85%	0.42%	152%	$20.8	45%	122%	4.0%	NA	NA	8.4%	4.3%	6.3%

Averages—All Conversions:				$3,476	7.60%	0.45%	291%	$617.4	54%	112%	4.6%	NA	NA	8.3%	5.1%	5.1%
Medians—All Conversions:				$348	7.50%	0.42%	152%	$33.7	46%	122%	3.6%	NA	NA	8.0%	4.3%	4.6%

(Table continued)

Table 4.2—Continued

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information					Pro Forma Data							Post-IPO Pricing Trends
					Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	ST.	Conversion Date	Ticker	Initial Dividend Yield	P/TB	Core P/E	P/A	Core ROA	TE/A (%)	Core ROE	IPO Price	First Trading Day	% Change	First Week(4)	% Change	First Month(5)	% Change
				(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
BankFinancial Corp.*	IL	6/24/05	BFIN-NASDAQ	0.00%	85.5%	34.3x	14.4%	0.4x	16.8%	2.5x	$10.00	$13.60	36.0%	$13.40	34.0%	$13.60	36.0%

Averages—Standard Conversions:				0.00%	85.5%	34.3x	14.4%	42.0%	16.8%	250.0%	$10.00	$13.60	36.0%	$13.40	34.0%	$13.60	36.0%
Medians—Standard Conversions:				0.00%	85.5%	34.3x	14.4%	42.0%	16.8%	250.0%	$10.00	$13.60	36.0%	$13.40	34.0%	$13.60	36.0%

Second Step Conversions
Hudson City Bancorp, Inc.*	NJ	6/7/05	HCBK-NASDAQ	2.40%	121.5%	21.2x	24.4%	1.2%	20.1%	5.7%	$10.00	$10.96	9.6%	$11.08	10.8%	$11.59	15.9%

Averages—Second Step Conversions:				2.40%	121.5%	21.2x	24.4%	1.2%	20.1%	5.7%	$10.00	$10.96	9.6%	$11.08	10.8%	$11.59	15.9%
Medians—Second Step Conversions:				2.40%	121.5%	21.2x	24.4%	1.2%	20.1%	5.7%	$10.00	$10.96	9.6%	$11.08	10.8%	$11.59	15.9%

Mutual Holding Company Conversions
Ottawa Savings Bancorp, Inc. (1)	IL	7/14/05	OTTW-OTCBB	0.00%	75.9%	NM	11.6%	-0.1%	10.2%	-0.7%	$10.00	$10.40	4.0%	$10.50	5.0%	$10.70	7.0%
United Financial Bancorp, Inc.*	MA	7/13/05	UBNK-NASDAQ	0.00%	82.3%	27.4x	18.3%	0.7%	15.0%	4.6%	$10.00	$11.75	17.5%	$11.60	16.0%	$11.70	17.0%
Heritage Financial Group	GA	6/30/05	HBOS-NASDAQ	2.00%	82.7%	31.9x	25.3%	0.8%	17.4%	4.7%	$10.00	$10.75	7.5%	$10.75	7.5%	$10.93	9.3%
Colonial Bancshares, Inc.*	NJ	6/30/05	COBK-NASDAQ	0.00%	82.2%	24.4x	13.5%	0.6%	10.8%	5.4%	$10.00	$10.60	6.0%	$10.99	9.9%	$10.75	7.5%
North Penn Bancorp, Inc. (1)	PA	6/2/05	NPEN-OTCBB	0.00%	73.6%	42.0x	13.8%	0.4%	13.0%	2.8%	$10.00	$11.00	10.0%	$10.25	2.5%	$10.15	1.5%

Averages—Mutual Holding Company Conversions:				0.40%	79.3%	31.4x	16.5%	0.5%	13.3%	3.4%	$10.00	$10.90	9.0%	$10.82	8.2%	$10.85	8.5%
Medians—Mutual Holding Company Conversions:				0.00%	82.2%	29.6x	13.8%	0.6%	13.0%	4.6%	$10.00	$10.75	7.5%	$10.75	7.5%	$10.75	7.5%

	Averages—All Conversions:			0.63%	86.2%	30.2x	17.3%	6.5%	14.8%	38.9%	$10.00	$11.29	12.9%	$11.22	12.2%	$11.35	13.5%
	Medians—All Conversions:			0.00%	82.3%	29.6x	14.4%	0.7%	15.0%	4.7%	$10.00	$10.96	9.6%	$10.99	9.9%	$10.93	9.3%

Note:  *—Appraisal performed by RP Financial; “NT”—Not Traded; “NA”—Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.

(2)  As a percent of MHC offering for MHC transactions.

(3)  Does not take into account the adoption of SOP 93-6.

(4)  Latest price if offering is less than one week old.

(5)  Latest price if offering is more than one week but less than one month old.

(6)  Mutual holding company pro forma data on full conversion basis.

(7)  Simultaneously completed acquisition of another financial institution.

(8)  Simultaneously converted to a commercial bank charter.

(9)  Former credit union.

September 2, 2005

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unique aspects of that offering, somewhat reduces the relevance of its second-step conversion for pricing comparability. Hudson City Bancorp’s offering was completed through a syndicated offering between the minimum and midpoint of the valuation range. Hudson City Bancorp’s pro forma price/tangible book ratio at the closing value equaled 121.5% and pro forma core price/earnings ratio at the closing value equaled 21.2 times. Hudson City Bancorp’s stock price increased by 10.8% after one week of trading and increased by 15.9% after one month of trading.

Two other second-step offerings were completed earlier in 2005, which are considered to be fairly comparable to the Company’s offering. Rome Bancorp, Inc., Rome, New York (“Rome Bancorp”) raised $59.0 million in gross proceeds and began trading as a fully-converted company on March 31, 2005. First Federal of Northern Michigan Bancorp, Inc., Alpena, Michigan (“First Federal of Northern Michigan”) raised $17.0 million in gross proceeds and began trading as a fully-converted company on April 4, 2005. The average closing pro forma price/tangible book ratio of those two second-step conversions equaled 101.7%. On average, the trading prices of those two second-step conversion offerings were 5.3% below their IPO prices after one week of trading and 3.8% below their IPO prices after one month of trading.

Shown in Table 4.3 are the current pricing ratios of the two recent conversions that are publicly-traded on NASDAQ or an Exchange and are fully-converted companies. Based on closing market prices as of September 2, 2005, the average P/TB ratio of the two recent conversions equaled 125.71% compared to an average P/TB ratio of 171.24% for all publicly-traded thrifts. As of September 2, 2005, Rome Bancorp was trading at 2.5% above its IPO price and First Federal of Northern Michigan Bancorp was trading 5.0% below its IPO price.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on New England Bancshares’ stock price of recently completed and pending acquisitions of other savings institutions operating in Connecticut. As shown in Exhibit IV-4, there were ten Connecticut thrift acquisitions completed from the beginning of 2002 through year-to-date 2005, including New Bancshares acquisition of Windsor Locks, and there are currently no acquisitions pending of a Connecticut savings institution. The recent acquisition activity involving Connecticut savings institutions may imply a certain degree of acquisition speculation for the Company’s

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[Table 4.3 – Recent Conversion Market Pricing Comparatives is omitted. It has been filed as a paper filing.]

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stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence New England Bancshares’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in New England Bancshares’ stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in New England Bancshares’ Stock

Since New England Bancshares’ minority stock is currently quoted under the symbol “NEBS” on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis. New England Bancshares had a total of 2,257,651 shares issued and outstanding at June 30, 2005, of which 958,865 shares were held by public shareholders and traded as public securities. As of September 2, 2005, the Company’s closing stock price was $24.75 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

*   *   *   *   *   *   *   *   *   *   *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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8.	Management

New England Bancshares’ management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of New England Bancshares’ Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the Company. New England Bancshares currently does not have any executive management positions that are vacant.

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, New England Bancshares will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Association’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing New England Bancshares’ to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in New England Bancshares’ prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to

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exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings—we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•	Trading of NEBS stock. Converting institutions generally do not have stock outstanding. New England Bancshares, however, has public shares outstanding due to the mutual holding company form of ownership. Since New England Bancshares is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the September 2, 2005 stock price of $24.75 per share and the 2,257,651 shares of New England Bancshares stock outstanding, the Company’s implied market value of $55.9 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of New England Bancshares’ stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of September 2, 2005, the aggregate pro forma market value of New England Bancshares’ conversion stock was

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$47,802,640 at the midpoint, equal to 4,780,264 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 57.53% ownership interest to the public, which provides for a $27.5 million public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $1.285 million for the twelve months ended June 30, 2005, including the reinvestment of $45,000 of MHC assets at an after-tax reinvestment rate of 2.10%. In deriving New England Bancshares’ estimated core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate the net gain on the sales and calls of investment securities equal to $33,000 for the twelve month period. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 40.2%, the Company’s core earnings were determined to equal $1.265 million for the twelve months ended June 30, 2005. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount(1)
($000)
Net income	$1,285
Deduct: Net gain on sales and call of securities(1)	(20)

Core earnings estimate	$1,265

(1) Adjustment was tax effected at 40.20%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $47.8 million midpoint value equaled 33.79 times and 34.28 times, respectively, which provided for premiums of 74.4% and 75.7% relative to the Peer Group’s average reported and core earnings multiples of 19.38 times and 19.51 times, respectively (see Table 4.4).

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[Table 4.4 – Public Market Pricing is omitted. It has been filed as a paper filing.]

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2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. The Company’s pre-conversion book value was adjusted to include $45,000 of equity held at the MHC level which will be consolidated with the Company’s capital as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $47.8 million midpoint valuation, New England Bancshares’s pro forma P/B and P/TB ratios equaled 91.58% and 94.97%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 147.98% and 153.51%, the Company’s ratios both reflected discounts of 38.1%. At the top of the super range, the Company’s P/B and P/TB ratios equaled 105.49% and 108.93%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 28.7% and 29.0%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. The Company’s pre-conversion assets were adjusted to include $45,000 of assets held at the MHC level which will be consolidated with the Company’s assets as the result of the conversion. At the midpoint of the valuation range, New England Bancshares’ value equaled 19.38% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 16.05%, which implies a premium of 20.7% has been applied to the Company’s pro forma P/A ratio.

Comparison to Recent Conversions

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this

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analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). Hudson City Bancorp’s offering was the only second-step conversion completed within the past three months. Hudson City Bancorp’s closing P/TB ratio equaled 121.5% and the stock increased by 10.8% during the first week of trading. As discussed above in the New Issue Market section, two other second-step offerings were completed earlier in 2005, which are considered to be more comparable to Company’s offering than Hudson City Bancorp’s offering. The average closing pro forma price/tangible book ratio of the two second-step conversions equaled 101.7%. On average, the two second-step conversion offerings declined by 5.3% after one week of trading and declined by 3.8% after one month of trading. New England Bancshares’ pro forma P/TB ratio of 94.97% at the midpoint value reflected an implied discount of 6.6% relative to the average closing P/TB ratio of the two second-step conversions and at the top of the super range New England Bancshares’ P/TB ratio of 108.93% reflects an implied premium of 7.1% relative to the average closing P/TB ratio of the two second-step conversions.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of September 2, 2005, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC’s ownership interest to the public shareholders was $47,802,640 at the midpoint. Based on this valuation and the approximate 57.53% ownership interest being sold in the public offering, the midpoint value of the Company’s stock offering is $27,500,000, equal to 2,750,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering value of $23,375,000 and a maximum offering value of $31,625,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 2,337,500 shares at the minimum and 3,162,500 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a super range value of $36,368,750 without requiring a resolicitation. Based on the $10.00 per share offering price, the super range value would result in an offering of 3,636,875 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

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Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of NEBS Bancshares stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in New England Bancshares equal to 42.47% as of June 30, 2005. The exchange ratio to be received by the existing minority shareholders of New England Bancshares will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.7998 shares, 2.1174 shares, 2.4350 shares and 2.8002 shares of newly issued shares of New England Bancshares stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.